~~Exhibit (k)(2)~~
Exhibit (k)(1)

MERRILL LYNCH BANK USA 2006

(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONTENTS

Report of Independent Registered Public Accounting Firm

Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Earnings

Consolidated Statements of Changes in Stockholder's Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

Management's Report on Internal Controls and Compliance

Independent Accountants' Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of Merrill Lynch Bank USA:

We have audited the accompanying consolidated balance sheets of Merrill Lynch Bank USA (a wholly owned subsidiary of Merrill Lynch & Co., Inc.) and its subsidiaries (collectively the "Bank") as of December 29, 2006 and December 30, 2005, and the related consolidated statements of earnings, changes in stockholder's equity and cash flows for each of the three years in the period ended December 29, 2006. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Merrill Lynch Bank USA and its subsidiaries at December 29, 2006 and December 30, 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 2006 in conformity with accounting principles generally accepted in the United States of America.

Salt Lake City, Utah
February 26, 2007

Member of
Deloitte Touche Tohmatsu

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

December 29, 2006 and December 30, 2005

(Dollars in thousands, except per share amounts)

	2006	2005
Assets		
Cash and due from banks	$ 189,662	$ 287,638
Cash equivalents	3,043,000	3,900,000
Federal funds sold	—	25,000
Trading assets	1,760,324	1,039,829
Securities *(includes securities pledged as collateral that can be sold or repledged of $4,230,402 in 2006 and $40,614 in 2005)*	23,288,311	13,025,147
Loans and leases held for sale	2,720,687	4,869,596
Loans and leases receivable	35,276,322	36,160,157
Allowance for loan and lease losses	(254,440)	(237,005)
Loans and leases receivable, net	35,021,882	35,923,152
Accrued interest receivable	281,428	242,309
Property and equipment, net	27,255	44,041
Net deferred income taxes	280,726	221,709
Derivative assets	101,342	189,319
Investment in Federal Home Loan Bank	121,602	121,602
Receivable from Parent and affiliates	39,004	76,201
Fees receivable	37,777	47,896
Other assets	298,583	491,832
Total assets	$67,211,583	$60,505,271
Liabilities and Stockholder's Equity		
Liabilities		
Interest-bearing deposits	$54,802,579	$52,783,371
Federal funds purchased and securities sold under agreements to repurchase	4,778,833	400,000
Payable to Parent and affiliates	292,938	416,282
Current income taxes payable, net	229,899	114,662
Subordinated debt	500,000	250,000
Other liabilities	951,586	612,741
Total liabilities	61,555,835	54,577,056
Stockholder's equity		
Preferred stock, 6% noncumulative, par value $1,000; 1,000,000 shares authorized, issued and outstanding	1,000,000	1,000,000
Common stock, par value $1; 1,000,000 shares authorized, issued and outstanding	1,000	1,000
Paid-in capital	2,427,681	2,367,681
Retained earnings	2,227,359	2,570,335
Accumulated other comprehensive loss, net of tax	(292)	(10,801)
Total stockholder's equity	5,655,748	5,928,215
Total liabilities and stockholder's equity	$67,211,583	$60,505,271

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF EARNINGS
For the Years Ended December 29, 2006, December 30, 2005 and December 31, 2004

(Dollars in thousands)

	2006	2005	2004
Interest income:			
Loans and leases receivable	$ 2,905,149	$ 2,147,371	$ 1,351,079
Mortgage-backed and asset-backed securities	744,122	651,595	398,619
U.S. Treasury and government agency securities	7,182	15,507	44,588
Non-U.S. government and agency securities	5,815	18,301	11,375
Corporate debt securities	129,343	89,562	44,722
Trading assets	63,645	50,794	55,499
Federal funds sold, securities purchased under agreements to resell, and cash equivalents	79,396	32,949	18,353
Total interest income	3,934,652	3,006,079	1,924,235
Interest expense:			
Deposits	1,697,872	1,078,595	352,862
Federal funds purchased and securities sold under agreements to repurchase	47,006	120,350	91,199
Other borrowings	41,551	23,933	2,973
Total interest expense	1,786,429	1,222,878	447,034
Net interest income	2,148,223	1,783,201	1,477,201
Provision for loan and lease losses	49,067	141,636	171,291
Net interest income after provision for loan and lease losses	2,099,156	1,641,565	1,305,910
Noninterest income:			
Credit and banking fees	467,371	408,830	326,757
Servicing and other fees, net	359,121	292,715	264,705
Transfer service, registrar, subaccountant, and fiscal agent fees	272,213	255,178	251,969
Gains on sale of loans, net	40,701	24,852	189,820
Trustee fees	35,787	33,515	33,177
Equity and partnership interests	32,864	30,367	2,145
Gains on sales of securities, net	15,660	42,420	53,834
Trading gains (losses), net	13,592	(1,153)	(23,906)
Losses on other-than-temporarily impaired securities	—	—	(29,680)
(Losses)gains on nonhedging derivatives, net	(56,442)	31,232	(100,251)
Other	44,965	26,650	18,345
Total noninterest income	1,225,832	1,144,606	986,915
Noninterest expenses:			
Compensation and benefits	453,180	333,386	305,616
Deposit administration fees	138,568	135,168	140,831
Service fees to Parent and affiliates	88,046	57,524	46,403
Communications and technology	71,865	68,220	70,487
Loan servicing and administration	33,751	36,193	12,692
Occupancy and related depreciation	19,277	17,387	14,907
Professional fees	17,130	22,617	22,247
Trust management fees	13,599	14,463	13,818
FDIC and state assessments	8,666	9,664	10,631
(Recovery of prior provision) provision for unfunded loan commitments	(4,696)	56,699	25,579
Other	37,277	40,315	43,376
Total noninterest expenses	876,663	791,636	706,587
Earnings before income taxes	2,448,325	1,994,535	1,586,238
Income taxes	867,535	716,514	556,586
Net earnings	$ 1,580,790	$ 1,278,021	$ 1,029,652

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
For the Years Ended December 29, 2006, December 30, 2005 and December 31, 2004

(Dollars in thousands)

	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholder's Equity
Balance, December 26, 2003	$1,000,000	$ 1,000	$ 2,367,681	$1,103,221	$ (15,313)	$ 4,456,589
Comprehensive income:						
Net earnings				1,029,652		1,029,652
Other comprehensive income:						
Net unrealized gains on securities (net of taxes of $18,142)					30,131	30,131
Deferred losses on cash flow hedges (net of tax benefit of $13,296 and reclassification of $2,541 of gains included in earnings)					(20,153)	(20,153)
Total comprehensive income						1,039,630
Capital distribution resulting from an internal reorganization (Note 2)				(44,529)		(44,529)
Dividends declared				(227,000)		(227,000)
Balance, December 31, 2004	1,000,000	1,000	2,367,681	1,861,344	(5,335)	5,224,690
Comprehensive income:						
Net earnings				1,278,021		1,278,021
Other comprehensive income:						
Net unrealized losses on securities (net of tax benefit of $1,772)					(4,385)	(4,385)
Deferred losses on cash flow hedges (net of tax benefit of $675 and reclassification of $3,866 of gains included in earnings)					(1,081)	(1,081)
Total comprehensive income						1,272,555
Capital distribution resulting from an internal reorganization (Note 2)				(79,030)		(79,030)
Dividends declared				(490,000)		(490,000)
Balance, December 30, 2005	1,000,000	1,000	2,367,681	2,570,335	(10,801)	5,928,215
Comprehensive income:						
Net earnings				1,580,790		1,580,790
Other comprehensive income:						
Net unrealized gains on securities (net of taxes of $9,215)					16,013	16,013
Deferred losses on cash flow hedges (net of tax benefit of $3,523 and reclassification of $1,304 of losses included in earnings)					(5,504)	(5,504)
Total comprehensive income						1,591,299
Capital contribution from an affiliate			60,000			60,000
Capital distribution resulting from an internal reorganization (Note 2)				(49,766)		(49,766)
Dividends declared				(1,874,000)		(1,874,000)
Balance, December 29, 2006	$1,000,000	$ 1,000	$ 2,427,681	$2,227,359	$ (292)	$ 5,655,748

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 29, 2006, December 30, 2005 and December 31, 2004

(Dollars in thousands)

	2006	2005	2004
Cash Flows From Operating Activities			
Net earnings	$ 1,580,790	$ 1,278,021	$ 1,029,652
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:			
Provision for loan and lease losses	49,067	141,636	171,291
(Recovery of prior provision) provision for unfunded loan commitments	(4,696)	56,699	25,579
Lower of cost or market adjustments on held-for-sale loans	(20,988)	55,786	19,355
Losses on other-than-temporarily impaired securities	—	—	29,680
Gains on sales of securities	(15,660)	(42,420)	(53,834)
Deferred income taxes	(43,569)	36,746	9,974
Depreciation and amortization	8,409	10,470	10,216
Net amortization of premium	2,665	14,228	16,977
Losses (gains) on trading assets	1,175	10,951	(542)
Losses (gains) on nonhedging derivatives	47,170	(38,490)	1,999
Gains on sale of loans	(19,713)	(80,638)	(209,175)
Other	(54,299)	14,186	(5,795)
Changes in operating assets and liabilities:			
Origination, purchases, and drawdowns on loans held for sale, net of repayments	(7,577,063)	(12,649,424)	(11,897,978)
Net proceeds from sales of loans held for sale	8,644,313	12,963,205	13,086,139
Purchases of trading assets	(5,945,758)	(6,982,619)	(14,276,901)
Proceeds from sales and maturities of trading securities	5,230,091	7,245,935	14,473,285
Net change in:			
Accrued interest receivable	(77,920)	(26,684)	(34,838)
Net deferred income taxes	(18,640)	(70,684)	119,137
Current income taxes payable	138,005	(145,772)	(96,245)
Payable to Parent and affiliated companies	5,179,984	801,639	575,834
Receivable from Parent and affiliated companies	377,427	(556,899)	(595,741)
Other, net	349,988	(15,305)	177,549
Net cash provided by operating activities	7,830,778	2,020,567	2,575,618
Cash Flows From Investing Activities			
Proceeds from (payments for) securities:			
Purchases	(17,551,265)	(12,344,556)	(20,590,225)
Sales	5,275,530	19,255,718	17,029,566
Maturities	2,072,441	6,940,864	5,824,989
Net change in:			
Federal funds sold	25,000	(25,000)	45,000
Loans and leases receivable	(3,121,634)	(6,616,404)	(3,976,010)
Cash received from counterparties to collateralize derivative obligations, net	(59,956)	344,065	127,334
Proceeds from nonhedging derivatives	9,272	7,258	98,252
Proceeds from sales of mortgage servicing assets	8,044	23,276	52,321
Purchases of property and equipment	(5,885)	(8,157)	(10,770)
Net cash (used for) provided by investing activities	(13,348,453)	7,577,064	(1,399,543)
Cash Flows From Financing Activities			
Increase (decrease) in:			
Deposits	2,019,208	(2,626,974)	2,198,335
Federal funds purchased and securities sold under agreements to repurchase	4,378,833	(4,288,480)	(1,979,758)

FHLB advances	—	(2,200)	—
Other borrowings	13,424	3,801	(591,207)
Subordinated debt	250,000	250,000	—
Capital distribution resulting from an internal reorganization (Note 2)	(49,766)	(79,030)	(44,529)
Capital contribution from an affiliate	60,000	—	—
Payment of dividends	(2,109,000)	(260,000)	(407,000)
Net cash provided by (used for) financing activities	4,562,699	(7,002,883)	(824,159)
(Decease) increase in cash, due from banks and cash equivalents	(954,976)	2,594,748	351,916
Cash, due from banks and cash equivalents, beginning of year	4,187,638	1,592,890	1,240,974
Cash, due from banks and cash equivalents, end of year	$ 3,232,662	$ 4,187,638	$ 1,592,890

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

For the Years Ended December 29, 2006, December 30, 2005 and December 31, 2004

(Dollars in thousands)

	2006	2005	2004
Supplemental Disclosures of Cash Flow Information			
Cash paid during the year for:			
Interest	$ 1,776,447	$ 1,216,836	$ 455,002
Income taxes	795,867	825,834	462,040
Supplemental Disclosures of Noncash Investing and Financing Activities:			
Dividends declared and unpaid	15,000	250,000	20,000
Transfers of repossessed assets from loans to other assets	55,004	89,339	47,021
Transfer of loans to repay borrowing	—	—	593,006
Unsettled purchases of securities with the related payable recorded in other liabilities	—	—	380,417
Unrealized loss on cash flow swaps, net of taxes	(5,504)	(1,081)	(20,153)
Unrealized gain (loss) on available-for-sale securities, net of taxes	16,013	(4,385)	30,131
Charge-offs on loans	(57,299)	(78,757)	(158,030)
Transfer of loans in an internal reorganization (Note 2)	5,074,546	—	—
Transfer of securities in an internal reorganization (Note 2)	78,072	—	—
Transfer of other assets in an internal reorganization (Note 2)	272,038	—	—
Establishment of a receivable from an affiliate (Note 2)	(5,295,076)	—	—
Exchange of net assets for an equity interest in an affiliate (Note 2)	(129,580)	—	—

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 29, 2006, December 30, 2005 and December 31, 2004

(Dollars in thousands)

CONTENTS

Note 1. Summary of Significant Accounting Policies

Note 2. Internal Reorganization

Note 3. Trading Assets and Liabilities

Note 4. Securities

Note 5. Loans and Leases Held for Sale and Loans and Leases Receivable

Note 6. Allowance for Loan and Lease Losses and Unfunded Loan Commitments

Note 7. Property and Equipment
Note 8. Deposits
Note 9. Borrowed Funds
Note 10. Subordinated Debt
Note 11. Income Taxes
Note 12. Securitization Transactions and Transactions With Variable Interest Entities
Note 13. Affiliated Party Transactions
Note 14. Commitments, Contingencies, and Guarantees
Note 15. Capital Requirements
Note 16. Cash and Dividend Restrictions
Note 17. Employee Benefit Plans
Note 18. Derivatives
Note 19. Fair Value of Financial Instruments

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Merrill Lynch Bank USA ("MLBUSA" or the "Bank") is licensed as an industrial bank pursuant to the laws of the State of Utah and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). MLBUSA is regulated and examined by the FDIC and the Utah Department of Financial Institutions. The Bank accepts money market deposit accounts ("MMDA"), transaction accounts, and certificates of deposit that are principally used to fund consumer and commercial loans and invest in securities at the Bank or its subsidiaries. MLBUSA's deposits are generally agented by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), an affiliate. The Bank, through its subsidiary, also serves as a transfer agent, subaccountant, registrar, and fiscal agent for nonproprietary money market and mutual funds. The Bank also serves as trustee for certain collective trust funds. The Bank's consumer lending and deposit activities are conducted on a national basis, and its commercial lending and investment activities are conducted nationally and internationally. Effective July 1, 2006, Merrill Lynch & Co., Inc. (the "Parent") transferred 100% of its ownership interest in MLBUSA to Merrill Lynch Group Inc. ("ML Group"), a wholly owned subsidiary of Merrill Lynch & Co., Inc.

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements of MLBUSA include the accounts of MLBUSA and its subsidiaries, Merrill Lynch Business Financial Services, Inc. ("MLBFS"), Merrill Lynch Commercial Finance Corporation, ("MLCFC"), Merrill Lynch Cropduster Holdings, L.L.C. ("MLCH"), Merrill Lynch Financial Data Services, Inc. ("MLFDS"), Merrill Lynch Utah Investment Corporation ("MLUIC"), Merrill Lynch New Jersey Investment Corporation ("MLNJIC"), Merrill Lynch Private Finance, L.L.C. ("MLPF"), MLBUSA Funding Corporation ("MLBFC"), and Merrill Lynch NFA Funding Corporation ("MLNFA"). MLBUSA's subsidiaries are wholly owned or are controlled through a majority voting interest or consolidated based on a risks and rewards approach required by the Financial Accounting Standards Board ("FASB") revised Interpretation No. ("FIN") 46R (revised December 2003), *Consolidated Variable Interest Entities.* All significant intercompany accounts and transactions between MLBUSA and its subsidiaries have been eliminated.

The consolidated financial statements conform with accounting principles and prevailing industry practices generally accepted in the United States of America. Generally accepted accounting principles ("GAAP") require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Estimates, by their nature, are based upon judgment and available information; therefore, changing economic conditions and economic prospects of borrowers may result in actual performance that differs from those estimated and could have a material impact on the consolidated financial statements. It is possible that such changes could occur in the near term. Significant estimates made by management are discussed in these notes as applicable.

MLBUSA's consolidated financial statements as of, and for the fiscal years ended, December 30, 2005 and December 31, 2004 have been restated to reflect ML Group's contribution of Financial Data Services' common stock to the Bank in an internal reorganization accounted for in a manner similar to a pooling of interest (see Note 2).

The Bank's consolidated statements of cash flows reflect the correction of an error to increase loan originations and proceeds from sales of loans held for sale by $838,437 for the year ended December 30, 2005 and $306,212 for the year ended December 31, 2004. Such amounts were previously reported on a net rather than gross basis. This correction had no effect on net cash provided by operating activities.

MLBUSA's fiscal year ends on the last Friday in December. The 2006 and 2005 results include 52 weeks of operations, and the 2004 results include 53 weeks of operations.

CASH EQUIVALENTS

MLBUSA considers cash equivalents to be federal funds sold, securities purchased under agreements to resell, and highly liquid securities with maturities at purchase or origination of three months or less. Included in cash equivalents as of December 29, 2006 and December 30, 2005 were $2,343,000 and $0, respectively, of federal funds sold and $700,000 and $3,900,000, respectively, of securities purchased under agreements to resell.

FEDERAL FUNDS SOLD AND FEDERAL FUNDS PURCHASED

Federal funds sold and federal funds purchased are unsecured, short-term loans to or from other financial institutions (including affiliates).

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

To manage liquidity, the Bank enters into securities purchased under agreements to resell and securities sold under agreements to repurchase transactions. These agreements are generally treated as collateralized financing transactions and are recorded at the amounts at which the securities (including accrued interest earned) will be subsequently resold or reacquired, as specified in the respective agreements. To ensure that the market value of the underlying collateral remains sufficient, collateral is valued daily, and the Bank may be required to deposit, or may request, additional collateral, when appropriate. Substantially all repurchase activities are transacted under master netting agreements that give the Bank the right, in the event of default, to liquidate collateral held and to offset its receivables against counterparties' payables. Securities purchased under agreements to resell and securities sold under agreements to repurchase are reported net by counterparty, when applicable.

TRADING ASSETS AND LIABILITIES

Trading assets and liabilities include securities for which repayment and interest rate risk are dynamically managed, as well as the financial derivatives used to manage those risks. Trading assets and liabilities also include derivatives that do not hedge an asset or liability for accounting or economic purposes.

Trading assets and liabilities are reported at fair value. Fair value is based on directly observed market prices, quoted market prices obtained from external pricing services, or pricing models based on net present value of estimated future cash flows. Determining the fair value for trading assets, trading liabilities, and derivatives requires the use of management's judgment and estimates. Trading gains (losses) includes realized and unrealized gains and losses from the financial instruments designated as trading in the period that fair value changes. Trading income (losses) also includes any interest income or expense related to the trading derivative instruments.

SECURITIES

Securities include investments in debt and equity securities. The Bank records its securities purchases and sales on a trade date basis. MLBUSA classifies all of its debt securities and all of its equity securities with readily determinable fair values as either "trading,""held-to-maturity," or "available-for-sale" in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, *Accounting for Certain Investments in Debt and Equity Securities* ("SFAS No. 115").

The accounting for trading securities is discussed in the Trading Assets and Liabilities section of this note.

Held-to-maturity securities are debt securities that MLBUSA has the positive intent and ability to hold to maturity. These securities are recorded at amortized cost unless a decline in value is deemed other-than-temporary, in which case the carrying value is adjusted. The amortization of premium or accretion of discount, as well as any unrealized loss deemed other-than-temporary, are included in current period earnings.

Securities accounted for under SFAS No. 115 that are not categorized as trading or held-to-maturity are classified as available-for-sale and reported at fair value. Unrealized gains or losses on available-for-sale securities are recorded in stockholder's equity and reported as a component of other comprehensive income, net of applicable income taxes, unless a decline in a security's value is deemed to be other-than-temporary, or if a security is hedged by a qualifying fair value hedge. For securities which have experienced other-than-temporary declines in value, the carrying value is adjusted to estimated market value by recording the amount of impairment as an expense and reducing the cost basis of the security. For a security hedged by a derivative that qualifies as a fair value hedge under SFAS No. 133, *Accounting for Derivative Instruments and Hedging Activities,* as amended ("SFAS No.

133"), the gain or loss on the derivative instrument, as well as the offsetting loss or gain on the security related to the hedged risk, are recorded in current period earnings as a component of interest revenue or expense depending upon whether an interest-bearing asset or liability is hedged.

Management reviews all held-to-maturity and available-for-sale securities periodically to determine whether any impairment is other-than-temporary. Factors considered in the review include the length of time and extent to which market value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability to retain the security to allow for an anticipated recovery in market value.

Equity securities without readily determinable fair values are accounted for at cost, except to the extent they are hedged with derivatives that qualify as a hedge under SFAS No. 133, and are periodically reviewed for impairment.

The Bank utilizes the average cost method to calculate realized gains and losses on security sales. Gains and losses on sales are recorded in noninterest income.

LOANS AND LEASES HELD FOR SALE

The Bank classifies certain residential mortgage, credit card, and automobile loans, leases, and portions of certain commercial loans with current credit risk exposures greater than the Bank wishes to retain, as held for sale. These loans are reported at the lower of cost or market value ("LOCOM") for each type of loan held for sale. For certain large commercial loans, LOCOM is determined on a loan by loan basis. Management's estimates of market value are determined using pricing models or directly observed market prices. While management uses the best information available in estimating the market value, future adjustments to the value may be necessary based on changes in the economic environment, improved modeling, or variances between actual results and management's earlier estimates. Gains and losses on sales of loans and changes in the LOCOM are reported in gains on sale of loans. The determination of market value includes consideration of all open positions, outstanding commitments from investors and related fees paid. Gains and losses on sales of loans held for sale are recognized at settlement date.

LOANS AND LEASES RECEIVABLE

Loans and leases receivables ("loans") are reported at the principal amount outstanding net of deferred fees, direct origination costs, and premiums or discounts for loans purchased from third parties. Interest income on loans is calculated by using the contractual interest rate on daily balances of the principal amount outstanding. Deferred fees, net of deferred loan origination costs, and premiums or discounts for loans purchased, are amortized to interest income generally over the expected or contractual life of the loan using the interest method, or the straight-line method if it is not materially different.

All loans that are greater than 90 days past due in principal or interest payments, and other loans exhibiting credit quality weaknesses, are evaluated individually for impairment. A loan is determined to be impaired when it is probable that the Bank will not be able to collect all principal and interest due under the contractual terms of the loan. All payments received on impaired loans are applied to principal until the principal balance has been reduced to a level where collection of the remaining recorded investment is not in doubt. If collection of the recorded investment is not in doubt, contractual interest will be credited to interest income when received. The Bank charges off against the allowance for loan and lease losses those loans, or portions of loans, it considers to be uncollectible and of such little value that their continuance as an asset is unwarranted.

If an asset is received in settlement of a debt or as a result of foreclosure or other legal action, an amount equal to the net realizable value of the asset received is transferred from loans to other real estate owned, or other assets owned, depending on the nature of the asset received. The loan balance less the net realizable value of the asset received is charged-off against the allowance for loan and lease losses. In addition, loan amounts estimated to be uncollectible, but for which an asset has not been received or is not expected to be received, are charged-off against the allowance for loan and lease losses.

ALLOWANCE FOR LOAN AND LEASE LOSSES

The allowance for loan and lease losses is established at an amount sufficient to absorb management's estimate of probable incurred credit losses in the loans and leases receivable portfolio. Management's estimate of loan losses entails considerable judgment about collectibility based on available information at the balance sheet dates, and the uncertainties inherent in those assumptions. While management uses the best information available on which to base its estimates, future adjustments to the allowance may be necessary based on changes in the economic environment or variances between actual results and the original assumptions used by management. Additions to the allowance for loan and lease losses are made by charges to the provision for loan and lease losses. Loans, or portions of loans, considered uncollectible are charged-off against the allowance for loan and lease losses. Recoveries of amounts previously charged-off are credited to the allowance for loan and lease losses. The allowance for loan and lease losses is reported as an adjustment to the loans and leases receivable balance to arrive at loans and leases receivable, net.

MLBUSA's allowance for loan and lease losses is estimated considering whether the loan is impaired, the type of loan product, the estimated credit risk associated with a loan or pool of loans, the default and loss rates experienced by the Bank or industry, and the economic environment.

A loan is considered impaired if it is probable the Bank will not be able to collect all principal and interest due under the contractual terms of the loan. If impaired, MLBUSA will measure the impairment based on either the present value of estimated future cash

flows, market value, or, if the loan is collateral dependent, the fair value of the collateral less estimated costs to sell. Fair value of the collateral is generally determined by third-party appraisals in the case of residential mortgage loans, quoted market prices for securities, inventory or receivable audits, or other means of estimating fair value determined to be reasonable given the nature of the collateral. For commercial unsecured impaired loans, MLBUSA uses the estimated market value of the loan to measure impairment. Market value will generally be derived from quoted market prices, recent prices on loan sales, credit default protection costs, or observed trade prices. If a market value is not available, the present value of expected cash flows discounted at the loan's effective interest rate is used to measure impairment. For all impaired loans, the amount by which the loan balance exceeds the impairment measure is included as a component of the allowance for loan and lease losses estimate.
If the loan evaluated for impairment is not considered impaired, management will evaluate the characteristics of the loan and, if considered appropriate, combine the loan with other non-impaired loans with similar characteristics in estimating the allowance for loan and lease losses for that group of loans.

For homogeneous consumer loans that are not impaired, the loan portfolio is grouped by product. An estimate of losses inherent in each product is calculated based upon the historical loss experience of that consumer loan product, and adjusted considering a variety of factors including, but not limited to, performance trends, delinquencies, and current economic conditions. For unsecured commercial loans that are not impaired, the allowance for loan losses is based on expected losses considering the credit risk rating grade assigned to the borrower, and historical default and loss rates experienced for those grades. Alternatively, for certain non-investment-grade borrowers, the allowance for loan losses is based on market credit spreads for similar borrowers, or quoted prices for loans and/or credit default protection. The remainder of the commercial loans that are not impaired are segregated by loan product and by credit risk grade according to internal rating definitions. These loan grades, in conjunction with an analysis of historical loss experience, industry loss experience, current economic conditions, and portfolio trends, are used to generate an estimate of the inherent loss for those commercial loans.

MLBUSA's allowance for loan and lease losses includes a residual component not associated with loans considered individually or as a pool. The residual component of the allowance reflects the uncertainties, estimates, and assumptions embedded in the methodologies used in estimating the expected losses in both the consumer and commercial loan portfolios.

ALLOWANCE FOR UNFUNDED LOAN COMMITMENTS
MLBUSA's allowance for unfunded loan commitments is established at an amount sufficient to absorb management's estimate of probable incurred losses on MLBUSA's unfunded loan commitments. The allowance for unfunded loan commitments is included in other liabilities. Additions to the allowance for unfunded loan commitments are made by charges to the provision for unfunded loan commitments. Commitments considered uncollectible when funded are charged-off against the allowance. Subsequent recoveries are credited to the allowance for unfunded loan commitments. MLBUSA's methodology for estimating the allowance amount parallels the allowance for loan and lease losses methodologies described earlier in this note.

INCOME RECOGNITION ON DELINQUENT AND NONACCRUAL LOANS
Accrual of interest on a loan is discontinued when the borrower has defaulted for a period of 90 days in payment of principal or interest, or both, unless the loan is highly collateralized and in the process of collection. Income previously accrued and unpaid on a nonaccrual loan is removed as an asset and charged-off against current period interest income. Income on nonaccrual loans, including impaired loans, is recognized only to the extent that cash payments are received and, in management's judgment, full payment of the loan is expected. If, in management's judgment, the borrower has the ability to make periodic interest and principal payments as scheduled, and the borrower has a sustained period of performing in accordance with the agreed-upon terms, the loan is returned to accrual status.

MORTGAGE LOAN SERVICING
The servicing rights of certain residential mortgage loans are sold to a third party upon origination. As the Bank is not entitled to receive these amounts, the portion of interest paid by the borrower that is designated as servicing is excluded from interest income. Accordingly, there are no servicing expenses reported for these residential mortgage loans. Gains and losses on sales of mortgage loan servicing rights are recognized in other noninterest income on settlement date.

The Bank has contracts to service mortgage loans for affiliates at December 30, 2005, and affiliates and investors at December 31, 2004. There were no contracts to service loans at December 29, 2006. Loans serviced for others are not reflected as assets in the accompanying consolidated financial statements. Loans serviced totaled approximately $0, $254,000, and $532,000 at December 29, 2006, December 30, 2005, and December 31, 2004, respectively. The Bank receives servicing fees based upon stipulated percentages of the outstanding principal balances of such loans and the excess of the contractual interest income on the loans over stated pass-through rates to the investors.

INVESTMENT IN FEDERAL HOME LOAN BANK ("FHLB")
The Bank, as a member of the FHLB of Seattle, is required to own shares of FHLB capital stock. This requirement is based upon the amount of either qualifying assets or advances outstanding from the FHLB. FHLB capital stock is reported at cost.

PROPERTY AND EQUIPMENT

Property and equipment primarily consist of buildings, technology hardware and software, furniture and fixtures, and leasehold improvements, and are stated at historical cost, net of accumulated depreciation and amortization. Qualifying costs incurred in the development of internal use software are capitalized when costs exceed $5,000 and are amortized over the useful life of the developed software, generally not exceeding three years. Depreciation is computed using the straight-line method. Buildings and equipment are depreciated over the estimated useful life of the asset, while leasehold improvements are amortized over the shorter of the term of the lease or the estimated life of the improvement.

EQUITY AND PARTNERSHIP INTERESTS

The Bank has minority interests in the common shares of corporations and partnership interests. These interests are accounted for using either the cost or equity method, depending upon the percentage of total ownership interest the Bank's investment represents and the ability of the Bank to influence the investees' decisions. These interests are reported on the balance sheet in other assets. For interests accounted for using the cost method, income is recognized when dividends are received. For interests accounted for using the equity method, income is recognized in the amount of the Bank's share of earnings (or losses) of the investee. Equity and partnership interests are evaluated periodically for other-than-temporary impairment.

DEPOSITS

The Bank's deposit accounts are principally money market deposit accounts ("MMDA"), negotiable orders of withdrawal ("NOW") accounts, and certificates of deposit ("CD"). MMDA and NOW accounts are interest-bearing accounts that have no maturity or expiration date. The depositor is not required by the deposit contract, but may at any time be required by the depository institution, to give written notice of an intended withdrawal not less than seven days before the withdrawal is made. Certificates of deposits are accounts that have a stipulated maturity and interest rate. Depositors holding CDs may withdraw their funds prior to the stated maturity under certain circumstances, but pay a penalty to do so.

TRANSFER AGENT, SUBACCOUNTANT, REGISTRAR, AND FISCAL AGENT FEES

The Bank provides transfer agent, subaccountant, registrar, and fiscal agent services to money market and mutual funds. Fee income is recognized in the consolidated statement of earnings for the services when the services are provided to the funds.

INCOME TAXES

The results of operations of the Bank are included in the consolidated U.S. Federal income tax return filed by the Parent. The Bank files its U.S. state income tax returns on both a separate basis and combined basis with the Parent, as required by the various states. U.S. Federal income taxes associated with consolidated operating results are allocated by the Parent to its respective subsidiaries in a manner that approximates the separate company method. Under such allocation method, the Bank's separate Federal income tax liability calculation reflects certain benefits which the Bank would not otherwise receive if it filed a separate Federal income tax return, to the extent that these benefits were generated by the Bank and to the extent they were utilized in the calculation of the Parent and its subsidiaries' Federal consolidated income tax liability. The Bank provides for income taxes on all transactions that have been recognized in the consolidated financial statements in accordance with SFAS No. 109, *Accounting for Income Taxes* ("SFAS No. 109"). As provided in SFAS No. 109, deferred taxes reflect the income tax rates at which future taxable amounts will likely be settled or realized. The effects of income tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period during which such changes are enacted. When necessary, deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the asset will not be realized.

DERIVATIVES

A derivative is an instrument whose value is "derived" from an underlying instrument or index such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. Derivative contracts often involve future commitments to exchange interest payment streams or currencies based on a notional or contractual amount (e.g., interest rate swaps or currency forwards) or to purchase or sell other financial instruments at specified terms on a specified date (e.g., options to buy or sell securities or currencies).

SFAS No. 133, *Accounting for Derivative Instruments and Hedging Activities*, as amended ("SFAS No. 133"), establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts ("embedded derivatives") and for hedging activities. SFAS No. 133 requires that the Bank recognize all derivatives as either assets or liabilities in the consolidated balance sheets and measure those instruments at fair value. The Bank generally enters into International Swaps and Derivatives Association, Inc. (ISDA) master agreements or their equivalent ("master netting agreements") with each of its counterparties. Master netting agreements provide protection in bankruptcy in certain circumstances and, in some cases, enable derivative receivables and payables with the same counterparty to be offset in the consolidated balance sheets. The

fair value of all derivatives are recorded on a net-by-counterparty basis where management believes a legal right of setoff exists under an enforceable netting agreement.

In 2005 the Bank elected, under Financial Accounting Standards Board ("FASB") Interpretation No. 39("FIN 39"), *Offsetting of Amounts Related to Certain Contracts,* to net cash collateral paid or received under credit support annexes associated with legally enforceable master netting agreements against derivative instruments. The Bank believes this accounting presentation is preferable as compared to a gross presentation as it is a better representation of the Bank's exposure relating to these derivative contracts.

Under the provisions of SFAS No. 133, the accounting for changes in fair value of a derivative instrument depends on its intended use and the resulting designation. MLBUSA uses interest rate contracts, such as interest rate swaps, basis swaps, options and futures, to manage its exposure to changes in interest rates. The Bank uses credit default swaps to manage its exposure to changes in the credit quality for a portion of its loan portfolio (including unfunded commitments). The Bank uses foreign-exchange forward contracts, foreign-exchange options and currency swaps to hedge its exposure to changes in foreign exchange rates. Derivatives entered into that meet the hedge accounting criteria of SFAS No. 133 are designated, on the date they are entered into, as either:

1) A hedge of the fair value of a recognized asset or liability ("fair value" hedge). Changes in the fair value of derivatives that are designated and qualify as fair value hedges, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in current period earnings as interest income or expense.

2) A hedge of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge). Changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recorded in accumulated other comprehensive income until earnings are affected by the variability of cash flows of the hedged asset or liability (e.g., when periodic interest accruals on a variable-rate asset or liability are recorded in earnings).

The majority of mark-to-market net gains (losses) on derivative instruments designated as cash flow hedges that were accumulated in other comprehensive income at December 29, 2006 are expected to be reclassified into earnings over the next three years. The ineffective portion of the cash flow hedge is reported in earnings immediately. Over the next 12 months, it is expected that $2,698 (after-tax) of net loss recorded in other comprehensive income at December 29, 2006 will be recognized in earnings.
The Bank formally assesses, both at the inception of the hedge and on an ongoing basis, whether the hedging derivatives are highly effective in offsetting changes in the fair value or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge, MLBUSA discontinues hedge accounting.

As noted above, the Bank enters into fair value interest rate swaps to hedge certain interest rate exposures. Hedge effectiveness testing is required for all of these hedging relationships that do not qualify for shortcut treatment or other provisions of SFAS No. 133 that allow for an assumption of zero ineffectiveness. For fair value hedges, the Bank assesses effectiveness on a prospective basis by comparing the expected change in the value of the hedge instrument to the expected change in the value of the hedged item under various interest rate scenarios. On a retrospective basis, the Bank assesses effectiveness for fair value hedges using the dollar-offset ratio approach.

When assessing hedge effectiveness, there are no attributes of the derivatives used to hedge fair value exposure that are excluded from the assessment. Certain components of each hedged item's change in fair value that are not attributable to the change in interest rates are excluded from the measure of hedge effectiveness, such as changes in fair value related to changes in the credit quality of a bond's issuer.

For cash flow hedging relationships, the Bank assesses effectiveness as set forth in the Change in Variable Cash Flows Method as outlined in the Derivative Implementations Group (DIG) issue G7, *"Measuring the Ineffectiveness of a Cash Flow Hedge Under Paragraph 30(b) When the Shortcut Method Is Not Applied".*

Derivatives used as fair value hedges or cash flow hedges generally are not dedesignated prior to expiration date. When fair value hedges are terminated, the cumulative fair value adjustment on the hedged item becomes a basis adjustment and is amortized to income or expense over the remaining life of the hedged item. When terminations to cash flow hedges occur, gains or losses remain in other comprehensive income and are amortized to income or expense over the shorter of the remaining expected lives of the underlying hedged assets or liabilities or the original expiration date of the derivative instrument.

Derivatives designated to hedge securities, loans, and deposits are reported in derivative assets and derivative liabilities at fair value (fair value includes accrued interest receivable or payable and unamortized premium or discount). Cash flows associated with such derivatives are classified in the same consolidated statements of earnings and statements of cash flows line items as the items being hedged.

For a derivative not designated as an SFAS No. 133 accounting hedge and that is related to a trading asset or liability, changes in fair value are recognized in trading gains and losses. A derivative that economically hedges a trading asset or liability is reported as a component of trading assets or other liabilities.

A derivative entered into as an economic hedge of non-trading assets or liabilities that cannot be accounted for as a hedge under SFAS No. 133 is considered a nonhedging derivative. A nonhedging derivative that is not classified in trading assets or liabilities is

reported in derivative assets or liabilities at fair value. Realized and unrealized changes in a nonhedging derivative's fair value, as well as cash flows associated with the derivative, are reported in gains and losses on nonhedging derivatives.

In certain instances foreign exchange contracts used to economically hedge foreign-denominated assets or liabilities are translated at the spot rate. For these economic hedges, the change in fair value is reported in other income.

EMBEDDED DERIVATIVES

The Bank issues certificates of deposit whose coupons or repayment terms are linked to the performance of equity securities or equity, currency, and commodity indices. The contingent payment components of these obligations may meet the definition in SFAS No. 133 of an "embedded derivative". These instruments are assessed to determine if the embedded derivative requires separate reporting and accounting, and if so, the embedded derivative is accounted for at fair value and reported in deposits on the consolidated balance sheets along with the deposit obligation. Changes in the fair value of embedded derivatives are reported in trading gains or losses. Separating an embedded derivative from its host contract requires careful analysis, judgment, and an understanding of the terms and conditions of the instrument.

The Bank may also purchase financial instruments that contain embedded derivatives. These instruments are a part of trading marketable investment securities. These instruments are generally accounted for at fair value in their entirety; the embedded derivative is not separately accounted for, and all changes in fair value are reported in trading gains or losses.

VALUATION OF DERIVATIVES

Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for OTC derivative financial instruments, principally forwards, options and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows.

New and/or complex instruments may have immature or limited markets. As a result, the pricing models used for valuation often incorporate significant estimates and assumptions, which may impact the level of precision in the financial statements. For long-dated and illiquid contracts, extrapolation methods are applied to observed market data in order to estimate inputs and assumptions that are not directly observable. This enables the Bank to mark all positions consistently when only a subset of prices are directly observable. Values for non-exchange-traded derivatives are verified using observed information about the costs of hedging out the risk and other trades in the market. Unrealized gains for these instruments at the inception of the contract are not recognized unless the valuation model incorporates significant observable market inputs. As the markets for these products develop, the Bank continually refines its pricing models based on experience to correlate more closely to the market risk of these instruments.

RISK MANAGEMENT

In addition to its own bank policies, the Bank is subject to the overall risk management policies and procedures of its ultimate Parent. In the course of conducting its business operations, the Bank is exposed to a variety of risks including market, credit, liquidity, operational and other risks that are material and require comprehensive controls and ongoing oversight. The Bank's business lines are responsible and accountable for management of the risks associated with their business activities. In addition, independent risk and control groups manage market risk, credit risk, liquidity risk and operational risk. Along with other control groups these disciplines work to ensure risks are properly identified, measured, monitored, controlled and managed throughout the Bank. To accomplish this, the Bank has established a risk management process which includes:

- A formal risk governance structure that defines the oversight process and its components;
- Clearly defined risk management policies and procedures supported by a rigorous analytical framework;
- Communication and coordination among the business, executive management, and risk functions while maintaining strict segregation of responsibilities, controls, and oversight; and
- Clearly articulated risk tolerance levels as defined by the Bank's Board which are regularly reviewed to ensure that the Bank's risk-taking is consistent with its business strategy, capital structure, and current and anticipated market conditions.

The risk management and control process ensures that the Bank's risk tolerance is well-defined and understood by the Bank's businesses as well as by its executive management. While no risk management system can ever be absolutely complete, the goal is to ensure that risk-related losses occur within acceptable, predefined levels.

RISK GOVERNANCE STRUCTURE

The Bank's risk governance structure consists of the Executive Management Committee ("EMC"), a committee of internal Board of Director members; and two management committees reporting to the EMC, the Risk Oversight Committee ("ROC") and the Finance and Product Control Committee ("FPCC"). The FPCC reviews the Bank's financial results; conducts business line qualitative and financial reviews; and oversees the internal control processes. The ROC, with input from its independent risk and control sub-committees, ensures the creation and implementation of processes to identify, measure and monitor market, credit,

liquidity, new product, compliance, technology and operation risks, including risks that arise from the changing business environment and customer needs.

The Bank, as part of its risk management structure, has its risk management objectives, strategies and tolerance levels reviewed and approved by the Board. Regular reporting by the ROC and FPCC to the EMC and the Board help provide for the monitoring and managing of risk within the established tolerance levels.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

On February 15, 2007 the Financial Accounting Standards Board ("FASB") issued Statement No. 159, *The Fair Value Option for Financial Assets and Liabilities* ("SFAS No. 159"). SFAS No. 159 provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities, with changes in fair value recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument.

SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided that the entity: makes that choice in the first 120 days of that fiscal year; has not yet issued financial statements for any interim period of the fiscal year of adoption; and also elects to apply the provisions of Statement No. 157, *Fair Value Measurements* ("SFAS No. 157"). The Bank intends to early adopt SFAS No. 159 as of the first quarter of fiscal 2007 and is currently assessing the impact of adoption on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, *Fair Value Measurements* ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and enhances disclosures about fair value measurements. SFAS No. 157 eliminates the guidance in EITF Issue No. 02-3, *"Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities"* ("EITF No. 02-3"), that prohibits recognition of day one gains or losses on derivative transactions where model inputs that significantly impact valuation are not observable. SFAS No. 157 also prohibits the use of block discounts for large positions of unrestricted financial instruments that trade in an active market. SFAS No. 157 also requires an issuer to incorporate changes in its own credit spreads when determining the fair value of its liabilities. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The provisions of SFAS No. 157 are to be applied prospectively, except that the provisions related to block discounts and existing derivative financial instruments measured under EITF No. 02-3 are to be applied as a one-time cumulative effect adjustment to opening retained earnings in the year of the adoption. MLBUSA will early adopt SFAS No. 157 as of the first quarter of fiscal 2007 and does not expect the impact of adoption to have a material impact on the financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB No. 108") to provide guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB No. 108 requires a company to apply an approach that considers both (1) the amount by which the current year income statement is misstated ("rollover approach") and (2) the cumulative amount by which the current year balance sheet is misstated ("iron curtain approach"). Prior to the issuance of SAB No. 108, many companies applied either the rollover or iron-curtain approach for purposes of assessing materiality of misstatements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. Upon adoption, SAB No. 108 allows a one-time cumulative effect adjustment against retained earnings for those prior year misstatements that were not material under a company's prior approach, but that are deemed material under the SAB No. 108 approach. The adoption of SAB No. 108 did not have a material impact on the consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, *Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109* ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 will be effective for the Bank beginning in the first quarter of 2007. The Bank does not expect the impact of the adoption of FIN 48 to have a material impact on the consolidated financial statements.

In April 2006, the Financial Accounting Standards Board ("FASB") issued an FASB Staff Position ("FSP") FIN 46(R)-6, *Determining the Variability to Be Considered in Applying FIN 46R* ("the FSP"). The FSP clarifies how companies must evaluate whether a contract or arrangement creates or absorbs variability based on an analysis of the entity's design. The "by-design" approach may impact a company's determination of whether an entity is a variable interest entity and which party, if any, is the primary beneficiary. The Bank adopted the FSP beginning in the third quarter of 2006 for all new entities with which MLBUSA became involved. The Bank will apply the provisions of the FSP to all entities previously required to be analyzed under FIN 46R when a reconsideration event occurs as defined under paragraph 7 of the interpretation. The adoption of the FSP did not have a material impact on MLBUSA consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, *Accounting for Servicing of Financial Assets* ("SFAS No. 156"). SFAS No. 156 amends SFAS No. 140, *Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,* to require all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of cost or market. For those companies that elect to measure their servicing assets and liabilities at fair value, SFAS No. 156 requires the difference between the carrying value and fair value at the date of adoption to be recognized as a cumulative effect adjustment to retained earnings as of the beginning of the fiscal year in which the election is made. SFAS No. 156 will be adopted by the Bank beginning in the first quarter of 2007. The Bank does not expect the impact of adoption to have a material impact on the consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, *Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140* ("SFAS No. 155"). SFAS No. 155 permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The Bank will adopt SFAS No. 155 on a prospective basis beginning in the first quarter of 2007. As a result, there will be no cumulative-effect adjustment on the consolidated financial statements.

Effective for the first quarter of 2006, Merrill Lynch & Co., Inc. adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, *Accounting for Stock-Based Compensation* ("SFAS No. 123R"). The Bank participates in the Parent's stock-based compensation plans and is affected by the Parent's adoption of SFAS No. 123R. Under SFAS No. 123R, compensation expense for share-based awards that do not require future service is recorded immediately, and share-based awards that require future service continue to be amortized into expense over the relevant service period. The Parent adopted SFAS No. 123R under the modified prospective method whereby the provisions of SFAS No. 123R are generally applied only to share-based awards granted or modified subsequent to adoption. Thus, for MLBUSA, SFAS No. 123R requires the immediate expensing of share-based awards granted or modified in 2006 to retirement-eligible employees, including awards that are subject to non-compete provisions. The total expense for the stock-based compensation awards for the 2005 performance year granted to retirement-eligible employees in January 2006 was recognized in the first quarter of 2006. In addition, beginning with performance year 2006, MLBUSA accrued the expense for future awards to be granted to retirement-eligible employees over the award performance year. Compensation expense for all future stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

Prior to the adoption of SFAS No. 123R, the Bank had recognized expense for share-based compensation over the vesting period stipulated in the grant for all employees, including those who had satisfied retirement eligibility criteria but were subject to a non-compete agreement that applied from the date of retirement through each applicable vesting period. MLBUSA had accelerated any unrecognized compensation cost for such awards if a retirement-eligible employee left the firm. Because SFAS No. 123R applies only to awards granted or modified in 2006, expenses for share-based awards granted prior to 2006 to employees who were retirement-eligible with respect to those awards prior to the adoption of SFAS No. 123R must continue to be amortized over the stated vesting period.

The Bank participates in the Parent's long-term incentive compensation plans. The Parent, after completing a comprehensive review of all stock-based incentive compensation awards, determined that future stock grants should contain more stringent provisions regarding age and length of service requirements for employees to be eligible to retire while the stock awards continue to vest. To facilitate transition to the more stringent future requirements, the terms of most outstanding stock awards previously granted to employees were modified, effective March 31, 2006, to be immediately eligible for retirement with respect to those earlier awards, though the vesting and non-compete provisions for those awards remain in force. As the provisions of SFAS No. 123R also apply to awards modified in 2006, these modifications required the Bank to record an additional one-time compensation expense in the first quarter of 2006 for the remaining unamortized amount of all awards to employees who had not previously been retirement-eligible under the original provisions of those awards. Compensation expense for all future stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

The one-time charge associated with the adoption of SFAS No. 123R and the policy modifications to previous awards resulted in a net charge to compensation expense in 2006 of approximately $72 million pre-tax and $44 million after-tax. The charge for adoption of SFAS No. 123R was approximately $34 million pre-tax and $21 million after-tax. The charge for policy modifications to previous awards was approximately $38 million pre-tax and $23 million of the after-tax.

On December 19, 2005, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") SOP No. 94-6-1, *Terms of Loans That May Give Rise to a Concentration of Credit Risk* ("FSP SOP 94-6-1"). This guidance identifies nontraditional loan terms that may increase the Bank's risk of non-payment or realization due to an increase in loan payments at a later period in the loan contract from those payments required at the beginning of the contract for reasons other than changes in market interest rates. Nontraditional loan terms may include:

- Terms that permit principal payment deferral or payments smaller than interest accruals (negative amortizing loans).

• A high loan-to-value ratio, including multiple loans with the same collateral that, when combined, result in a high loan-to-value ratio.

• Products that may expose the borrower to future increases in their required payment in excess of increases that result solely from increases in market interest rate (such as option adjustable-rate mortgages (option ARMS) or once negative amortization results in a loan reaching a maximum principal accrual limit).

• An initial interest rate that is below market interest rate for the initial period of the loan term and that may increase significantly when that low interest rate period ends (teaser rate loans).

• Terms that initially require payment of interest that may result in the required payment increasing significantly when the interest-only period ends and the loan principal begins to amortize (interest-only loans).

This guidance reaffirms that such terms may result in a concentration of credit risk, as that term is used in SFAS No. 107, *Disclosures About Fair Value of Financial Instruments.* Such concentrations must be disclosed if they are significant along with other qualitative and quantitative information to help the reader understand how the risks are managed and controlled. This guidance is fully reflected in the accompanying notes.

In November 2005, the FASB approved Financial Accounting Standard ("FAS") 115-1 and FAS 124-1, *The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments* ("FSP FAS No. 115-1"). This guidance defines debt or equity securities accounted for in accordance with SFAS No. 115 whose fair value is less than cost as of the balance sheet date as impaired. This guidance also requires the Bank to assess whether the impairment is temporary or other-than-temporary. If the impairment is other-than-temporary, the Bank is required to recognize in earnings the difference between the investment's cost and its fair value at the balance sheet date. The fair value of the other-than-temporarily impaired security becomes the new cost basis of the security. FSP FAS 115-1 also requires disclosure of the fair value of investments with unrealized losses, and the amount of unrealized losses, for each disclosed investment category segregated by those investments in a continuous loss position for less than 12 months and greater than 12 months. This guidance is fully reflected in these financial statements and accompanying notes.

NOTE 2. INTERNAL REORGANIZATION

In July 2006, Merrill Lynch Trust Company, FSB ("MLTC-FSB"), an affiliate of the Bank, received approval from the Office of Thrift Supervision ("OTS") to become a full-service thrift institution as part of an internal reorganization of certain banking businesses of the Parent. The reorganization provides the Parent with a more efficient platform to deliver banking products and services to clients and a more effective avenue for future growth.

As part of the reorganization that occurred on August 5, 2006, Merrill Lynch Bank & Trust Co. ("MLB&T"), an existing FDIC-insured depository institution affiliate of MLBUSA, was merged with MLTC-FSB, and MLTC-FSB was renamed Merrill Lynch Bank & Trust Co., FSB ("MLBT-FSB"). The new entity is regulated by the OTS and its deposits are insured by the FDIC.

Also as part of the internal reorganization, MLBUSA received all common shares of FDS, a wholly owned indirect subsidiary of the Parent principally serving as transfer agent, subaccountant, registrar, and fiscal agent for mutual funds and money market deposit accounts, as a capital contribution. MLBUSA accounted for the contribution of FDS' ownership interest in accordance with SFAS No. 141, *Business Combinations,* Appendix D, in a manner similar to a pooling of interests. Pooling of interests accounting prescribes that the consolidated financial statements be restated so that the business received is reflected in the consolidated financial statements as if it had been transferred as of the beginning of the reported upon periods, or December 27, 2003. The pooling of interests resulting from the addition of FDS to the MLBUSA consolidated entity is an increase of $2,213 to the Bank's total stockholder's equity on December 27, 2003. Certain taxes paid by FDS on behalf of its previously owned subsidiary were recharacterized as distributions of capital as a result of the internal reorganization. The distributions of capital for the periods ending December 29, 2006, December 30, 2005 and December 31, 2004 were $49,766, $79,030 and $44,529, respectively.

In addition, as part of the reorganization, on August 5, 2006 MLBUSA contributed all common shares of Merrill Lynch Credit Corporation ("MLCC"), a subsidiary serving primarily as a mortgage banker, and Merrill Lynch Community Development Company, LLC ("MLCDC"), a subsidiary serving primarily to make or purchase loans and investments to low and moderate income borrowers, to Merrill Lynch Mortgage and Investment Corporation ("MLMIC") in exchange for a 14.6 percent equity ownership interest in MLMIC, accounted for under the equity method of accounting. MLBUSA recorded its equity interest in MLMIC in an amount equal to MLBUSA's recorded investments in the transferred entities. As MLBUSA has retained a significant ongoing involvement in these entities, the assets and operating results of MLCC and MLCDC are included in MLBUSA's assets and operating results until August 5, 2006, the date MLBUSA transferred its ownership interests in the entities to MLMIC.

NOTE 3. TRADING ASSETS AND LIABILITIES

Trading assets and liabilities are summarized below:

	December 29, 2006	December 30, 2005
Debt instruments:		
Mortgage-backed securities	$ 1,619,036	$ 820,739
Asset-backed securities	130,594	188,354
U.S. Treasuries and government securities	—	19,676
Derivative receivables:		
Interest rate swaps	11,069	11,216
Interest rate futures	(4)	4
To-be-announced forward contracts	127	(199)
Credit default swaps	(498)	39
Total	$ 1,760,324	$ 1,039,829

Trading derivatives payable of $7,960 and $15,584 as of December 29, 2006 and December 30, 2005, respectively, are reported in other liabilities.

Trading (losses) income follow:

	For Year Ended December 29, 2006		
	Realized	Unrealized	Total
Mortgage-backed securities	$ (3,345)	$ 13,306	$ 9,961
Asset-backed securities	2,170	(311)	1,859
U.S. Treasuries and government securities	—	(6)	(6)
Interest rate swaps	(7,275)	9,594	2,319
To-be-announced forward contracts	(1,813)	1,288	(525)
Interest rate futures	68	(133)	(65)
Credit default swaps	(476)	525	49
Total	$ (10,671)	$ 24,263	$ 13,592

	For Year Ended December 30, 2005		
	Realized	Unrealized	Total
Mortgage-backed securities	$ (10,810)	$ (2,964)	$ (13,774)
Asset-backed securities	(91)	(2,485)	(2,576)
U.S. Treasuries and government securities	(50)	2,665	2,615
Interest rate swaps	(7,524)	21,360	13,836
To-be-announced forward contracts	(1,601)	120	(1,481)
Interest rate futures	119	(60)	59
Credit default swaps	(666)	834	168
Total	$ (20,623)	$ 19,470	$ (1,153)

	For Year Ended December 31, 2004		
	Realized	Unrealized	Total
Mortgage-backed securities	$ 544	$ (9,416)	$ (8,872)
Asset-backed securities	35	(2,685)	(2,650)
U.S. Treasuries and government securities	(37)	24	(13)
Interest rate swaps	(15,257)	6,409	(8,848)
To-be-announced forward contracts	(3,376)	—	(3,376)

Interest rate futures	(221)	74	(147)
Total	$ (18,312)	$ (5,594)	$ (23,906)

NOTE 4. SECURITIES

Securities on the consolidated balance sheets include certain securities that do not qualify for the accounting prescribed by SFAS No. 115. Securities reported on the consolidated balance sheets follow:

	December 29, 2006	December 30, 2005
Available-for-sale	$ 20,977,942	$ 10,744,152
Held-to-maturity	2,000	4,000
Nonqualifying (1)	2,308,369	2,276,995
Total	$ 23,288,311	$ 13,025,147

(1) Nonqualifying includes a corporate preferred stock issue that does not have a readily determinable fair value. The security does not qualify as a marketable equity security under SFAS No. 115 and is accounted for at cost.

Information regarding investment securities subject to SFAS No. 115 follows:

				December 29, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale				
Mortgage-backed securities	$12,722,021	$ 69,914	$ (56,976)	$ 12,734,959
Asset-backed securities	7,581,101	10,473	(5,991)	7,585,583
U.S. Treasuries and government securities	171,234	—	(8,812)	162,422
Corporate debt securities	243,072	627	(79)	243,620
Non-U.S.government securities	253,810	—	(2,452)	251,358
Total	$ 20,971,238	$ 81,014	$ (74,310)	$ 20,977,942
Held-to-maturity				
Mortgage-backed securities	$ 2,000	$ —	$ —	$ 2,000

				December 30, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale				
Mortgage-backed securities	$ 4,184,919	$ 13,969	$ (56,027)	$ 4,142,861
Asset-backed securities	6,043,290	3,896	(8,882)	6,038,304
U.S. Treasuries and government securities	163,736	—	(6,767)	156,969
Corporate debt securities	92,074	471	(481)	92,064
Non-U.S.government securities	230,317	6,874	—	237,191
Other	74,522	5,661	(3,420)	76,763
Total	$ 10,788,858	$ 30,871	$ (75,577)	$ 10,744,152
Held-to-maturity				
Mortgage-backed securities	$ 4,000	$ —	$ —	$ 4,000

The activity from sales of securities is summarized below:

	For Years Ended		
	December 29,	December 30,	December 31,

	2006	2005	2004
Available-for-sale			
Proceeds	$ 5,275,530	$ 19,255,718	$ 17,029,566
Net realized gains (1)	15,660	42,420	53,834
Tax provision	6,615	14,484	18,722
Trading			
Proceeds	$ 4,978,095	$ 6,855,079	$ 13,607,125
Realized (losses) gains	(1,175)	(10,951)	542
Tax (benefit) provision	(331)	(4,036)	202

(1) Includes gains (losses) on derivatives hedging the available-for-sale portfolio of $41,712, ($87,367), and ($154,823) for 2006, 2005, and 2004, respectively.

Available-for-sale securities with unrealized losses, net of fair value hedges, as of December 29, 2006 and December 30, 2005 are presented in the following tables by the length of time individual securities have been in a continuous unrealized loss position. The unrealized loss amounts are reported net of the effect of fair value hedges.

As of December 29, 2006 and December 30, 2005, approximately 90 percent and 89 percent, respectively, of the securities with unrealized losses are either AA or AAA rated. MLBUSA has the ability and the intent to hold the securities for a period of time sufficient for a forecasted market price recovery of at least the amortized cost of the securities.

During 2004, the Bank determined that certain available-for-sale asset-backed securities were other-than-temporarily impaired and recognized losses of $29,680. No securities were identified as other-than-temporarily impaired during 2006 or 2005.

						December 29, 2006	
				Less than 12 months		Greater than 12 months	
	Amortized Cost	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Mortgage-backed securities	$ 3,738,023	$ 3,731,356	$ (6,667)	$ 3,481,062	$ (2,851)	$ 250,294	$ (3,816)
Asset-backed securities	2,909,353	2,903,361	(5,992)	2,752,430	(1,395)	150,931	(4,597)
U.S. Treasuries and government securities	163,827	157,381	(6,446)	—	—	157,381	(6,446)
Corporate debt securities	146,448	146,188	(260)	146,188	(260)	—	—
Non-U.S. government securities	253,810	245,536	(8,274)	—	—	245,536	(8,274)
Total	$ 7,211,461	$ 7,183,822	$(27,639)	$ 6,379,680	$ (4,506)	$ 804,142	$(23,133)

						December 29, 2005	
				Less than 12 months		Greater than 12 months	
	Amortized Cost	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses

Mortgage-backed securities	$ 2,255,358	$ 2,248,246	$ (7,112)	$ 1,856,881	$(6,016)	$ 391,365	$ (1,096)
Asset-backed securities	2,852,708	2,845,977	(6,731)	2,000,121	(932)	845,856	(5,799)
U.S. Treasuries and government securities	163,736	161,350	(2,386)	—	—	161,350	(2,386)
Non-U.S. government securities	194,681	187,469	(7,212)	—	—	187,469	(7,212)
Other	59,523	56,103	(3,420)	—	—	56,103	(3,420)
Total	$ 5,526,006	$ 5,499,145	$(26,861)	$ 3,857,002	$(6,948)	$ 1,642,143	$(19,913)

The change in net unrealized gains (losses) on securities included in other comprehensive income represents the net unrealized holding gains (losses), considering the effect of derivatives that qualify for fair value hedge accounting treatment. Reclassification adjustments are amounts recognized in net earnings during the current year that had been part of other comprehensive income in prior years.

The components of the net change follow:

	For Years Ended		
	December 29, 2006	December 30, 2005	December 31, 2004
Net unrealized holding gains (losses) arising during the period, net of taxes	$ 7,034	$ (32,557)	$ 15,333
Reclassification adjustment for net gains included in net earnings, net of taxes	8,979	28,172	14,798
Net change	$ 16,013	$ (4,385)	$ 30,131

The maturity schedule of the amortized cost and estimated fair values of securities subject to SFAS No. 115 is presented below. The distribution of mortgage-backed and asset-backed securities is based on contractual maturities. Actual maturities may differ because the issuer may have the right to call or prepay the obligations.

	December 29, 2006	
Available-for-sale	Amortized Cost	Estimated Fair Value
Due in one year or less	$ 7,407	$ 7,407
Due after one year through five years	742,119	742,902
Due after five years through ten years	986,139	975,512
Due after ten years	19,235,573	19,252,121
Total	$ 20,971,238	$ 20,977,942
Held-to-maturity		
Due after ten years	$ 2,000	$ 2,000

NOTE 5. LOANS AND LEASES HELD FOR SALE AND LOANS AND LEASES RECEIVABLE

Loans and leases held for sale consist of:

	December 29, 2006	December 30, 2005
Automobile	$ 1,598,047	$ 1,655,849
Commercial	672,653	380,357
Real estate	580,262	1,171,097
Other consumer	105,791	—
Residential mortgages – 1-4 family	27,077	1,493,945
Credit card	17,130	191,316
Leases	—	203,442
Hedge fund lending	—	45,154
Deferred fees, net	(280,273)	(271,564)
Total	$ 2,720,687	$ 4,869,596

In August 2006, residential mortgage loans held for sale of $1,058,141 were transferred to MLMIC as part of the previously described internal reorganization (see Note 2).

The LOCOM adjustment to reduce the loan cost to estimated market value, and the amount of the LOCOM adjustment included in gains on sale or transfers of loans, follow:

	December 29, 2006	December 30, 2005	December 31, 2004
Balance, beginning of period	$ 52,035	$ 32,018	$ 12,663
LOCOM (recovery) expense	(20,988)	55,786	19,355
Net LOCOM adjustment on loans sold	(15,719)	(35,769)	—
Net LOCOM adjustment on loans transferred in internal reorganization	(586)	—	—
Foreign exchange revaluation	61	—	—
Balance, end of period	$ 14,803	$ 52,035	$ 32,018

Loans and leases receivable held for investment ("loans") are summarized below:

	December 29, 2006	December 30, 2005
Consumer		
Residential mortgages–1-4 family	$ 5,110,659	$ 4,944,726
Securities-based	4,778,236	3,615,171
Residential construction	—	487,154
Delayed debit	63,564	69,633
Residential mortgages–home equity	14,929	2,216,142
Unsecured	24,709	9,540
Total consumer	9,992,097	11,342,366
Commercial		
Asset-based	10,056,951	10,818,373
Commercial and industrial	5,373,187	4,886,791
Real estate	5,057,674	3,919,149
Securities-based	1,571,626	1,854,573

Unsecured	1,385,589	1,565,347
Hedge fund lending	1,293,695	1,195,200
Lease financing	816,118	775,302
Other	448	—
Total commercial	25,555,288	25,014,735
Deferred fees, net	(271,063)	(196,944)
Total	$ 35,276,322	$ 36,160,157

The principal balance of nonaccruing loans was $195,863 and $206,960 at December 29, 2006 and December 30, 2005, respectively. Foregone interest income on nonaccruing loans during 2006, 2005, and 2004 was approximately $20,411, $24,337, and $15,762, respectively.

Information pertaining to impaired loans is summarized below:

	December 29, 2006	December 30, 2005
Impaired loans with an allowance for loan loss	$ 121,609	$ 117,257
Impaired loans without an allowance for loan loss	4,422	—
Impaired loans that have been charged-off partially	14,858	20,248
Total impaired loans	$ 140,889	$ 137,505
Allowance for loan losses related to impaired loans	$ 36,447	$ 41,085

	For Years Ended		
	December 29, 2006	December 30, 2005	December 31, 2004
Average investment in impaired loans	$ 130,579	$ 148,578	$ 174,583
Interest income recognized on impaired loans	$ 6,287	$ 2,890	$ 2,113
Interest income recognized on a cash basis on impaired loans	$ 5,947	$ 1,957	$ 1,014

The Bank's exposure to credit risk associated with its lending activities is measured on an individual customer basis as well as by groups of customers that share similar attributes. In the normal course of its business, the Bank has concentrations of credit risk in its loan portfolio in certain geographic areas and in certain loan products with terms that may provide for an increase in loan payments for reasons other than increases in interest rates.

At December 29, 2006 and December 30, 2005, states in which the principal amount of loans held for sale and loans receivable exceeded 5% of total loans receivable follow:

2006	2005

California	16%	13%
Delaware	10	6
New York	8	13
Texas	7	6
Florida	6	7

At December 29, 2006 and December 30, 2005, industry groups in which the principal amount of consumer and commercial loans and leases held for sale and loans and leases receivable exceeded 5% of total consumer and commercial loans receivable are as follows:

	2006	2005
Consumer products and services	36%	25%
Finance and insurance	10	8
Real estate	9	5
Healthcare, education, & childcare	6	4
Manufacturing	6	5
Services	5	3
Banking	2	7
Mortgage banking	—	20

Certain of MLBUSA's consumer loan products include terms that may give rise to a greater risk of non-payment or realization. These include loans with high loan-to-value ratios (over 80 percent and not covered by private mortgage insurance), loans with negative amortization provisions, and loans that possibly expose the borrower to future increases in payments for reasons other than increases resulting solely from increases in interest rates (including interest-only, option adjustable rate loans, and teaser rate loans).

The residential mortgage loan portfolio (including home equity loans) includes loans with such terms in the following amounts:

	December 29, 2006	December 30, 2005
Significant payment increases	$ 4,713,496	$ 7,212,233
High loan-to-value	—	10,186
Significant payment increases and high loan-to-value	—	1,417,980
Total	$ 4,713,496	$ 8,640,399

The Bank's exposure results predominately from interest-only loan terms. The Bank did not have any negative amortizing residential mortgage loans or option adjustable rate loans as of December 29, 2006 or December 30, 2005.

To limit the Bank's residential mortgage loan exposure to significant payment increases, a loan with interest-only terms is acquired only if it is determined the borrower can make the originally required payment given the note rate plus an increase of that interest rate of at least 2 percent.

High loan-to-value loans include residential mortgage loans where the loan-to-value ratio exceeds 80 percent at the time of approval and the borrower does not purchase private mortgage insurance. For these loans the Bank requires the borrowers to pledge cash or marketable securities equal to 110 to 130 percent of the amount of the loan that exceeds 80 percent of the real property value. The ratio of security value to amount borrowed in excess of 80 percent of the real property value varies based upon the type, quality, and concentration of the pledged securities. Security values are monitored daily. A maintenance call is issued should this ratio drop below the required level. The borrower must satisfy the call by providing additional securities or paying down the loan.

MLBUSA's commercial and consumer structured lending loan product permits negative amortization. At the borrower's election and subject to contractual limitations, interest can be added to the principal amount up to the committed loan amount. The amount of structured lending loans outstanding was $120,513 as of December 29, 2006 and $0 as of December 30, 2005.

MLBUSA's consumer securities-based loan product permits negative amortization. At the customers' election and subject contractual limitations, interest due can be added to the principal amount. The amount of securities-based loans outstanding was $4,702,320 and $3,596,553 as of December 29, 2006 and December 30, 2005, respectively. To limit MLBUSA's credit risk, the consumer securities-based loans are collateralized by marketable securities in an amount that results in a loan-to-value ratio of

40 percent to 95 percent, depending on the type, quality, and mix of collateral provided. Security values are monitored daily. A maintenance call is issued by the Bank should the collateral value drop below mini-mum required levels. The borrower must satisfy the call by providing additional securities or paying down the loan.

Commercial loans commonly include terms that may result in an increase in loan payments for reasons other than increases in interest rates, such as interest-only, high loan-to-value, and, in certain cases (such as real estate development loans), negative amortization terms. However, certain of MLBUSA's commercial loan products permit negative amortization without requiring the borrower to pay any principal or interest for an extended period of time as presented in the following table:

	December 29, 2006	December 30, 2005
Commercial securities-based	$ 1,501,406	$ 1,759,294
Small business	1,148,547	1,545,309
Total	$ 2,649,953	$ 3,304,603

The commercial securities-based loans product permits an automated feature that at the borrower's election, subject to contractual limitations, adds interest due to principal up to the full amount of the commitment or available collateral. The borrower can elect to pay down principal at any time without penalty. To limit MLBUSA's credit risk, the commercial securities-based loans are collateralized by marketable securities in an amount that results in a loan-to-value ratio of 40 percent to 95 percent, depending on the type, quality, and mix of collateral provided. Security values are monitored daily. A maintenance call is issued should the collateral level decline below the minimum required levels. The borrower must satisfy the call by providing additional securities or paying down the loan.

The small business loan product also contains an automated feature that adds interest due to principal balance up to the full amount of the loan commitment. The borrower can pay down principal at anytime without penalty. To limit the Bank's credit risk, the loans are underwritten based upon the borrower's estimated ability to generate the cash flows from ongoing business operations to service the maximum approved facility according to contractual terms. In addition, the loans are typically collateralized by the general pledge of inventory and/or accounts receivable, and may be collateralized by equipment, property, or personal guarantees. These loans are subject to an annual underwriting review designed to identify credit deterioration in the loan portfolio and establish remedial action to limit credit losses.

To limit the Bank's credit risk exposure in other loan products, most lending, other than unsecured commercial loans, is done on a secured basis. Secured commercial loans are generally collateralized by the borrower's receivables, inventory, fixed assets, real estate, other assets or combination of assets and personal guarantees. Closed-end real estate secured loans generally do not exceed 80 percent of the collateral's appraised value at origination, or upon completion of a construction project, unless appropriate credit enhancement is obtained in the form of private mortgage insurance or readily marketable collateral. Open-end real estate secured loans generally do not exceed 90 percent of the collateral's appraised value at origination.

Automobile loans are collateralized by liens on the financed vehicles. Asset-based loans are collateralized by various borrower owned assets, such as customer receivables or equipment. While MLBUSA may fund up to 100 percent of the asset-based loans' collateral book value, all asset-based loans are characterized by over-collateralization of cash flows, MLBUSA lending at a discount to book value, MLBUSA ensuring that cash flows generated by the collateralizing assets are prioritized to service the Bank's loan, or a combination of two or more means to limit credit risk exposure. Loans to hedge funds and fund of funds are collateralized by hedge fund shares, where the estimated value of the shares pledged is approximately twice the loan amount (loan-to-value ratio of collateral is approximately 50 percent).

NOTE 6. ALLOWANCE FOR LOAN AND LEASE LOSSES AND UNFUNDED LOAN COMMITMENTS

Changes in the allowance for loan and lease losses are summarized below:

	For Years Ended		
	December 29, 2006	December 30, 2005	December 31, 2004
Balance, beginning of year	$ 237,005	$ 167,224	$ 152,179
Provision for loan and lease losses	49,067	141,636	171,291
Charge-offs, net of recoveries	(21,905)	(71,658)	(156,732)

Reserves transferred in internal reorganization	(9,908)	—	358
Foreign exchange revaluation	181	(197)	128
Balance, end of year	$ 254,440	$ 237,005	$ 167,224

Changes in the allowance for unfunded loan commitments (reported as a component of other liabilities) are summarized below:

	For Years Ended		
	December 29, 2006	December 30, 2005	December 31, 2004
Balance, beginning of year	$ 156,253	$ 99,832	$ 74,168
(Recovery of prior provision) provision	(4,696)	56,699	25,579
Reserves transferred in internal reorganization	(1,416)	—	—
Foreign exchange revaluation	202	(278)	85
Balance, end of year	$ 150,343	$ 156,253	$ 99,832

NOTE 7. PROPERTY AND EQUIPMENT

Property and equipment are summarized below:

	December 29, 2006	December 30, 2005
Land	$ 119	$ 475
Buildings	1,308	23,068
Furniture, equipment, and software	72,082	96,081
Leasehold improvements	15,125	16,164
Construction-in-progress	1,555	323
Total	90,189	136,111
Less accumulated depreciation and amortization	(62,934)	(92,070)
Property and equipment, net	$ 27,255	$ 44,041

Depreciation expense was $8,409 in 2006, $10,470 in 2005, and $10,216 in 2004. From time to time, the Bank may acquire existing assets and related accumulated depreciation from the Parent or affiliates.

NOTE 8. DEPOSITS

MONEY MARKET DEPOSITS

The Bank, in conjunction with affiliated entities, maintains several bank deposit sweep programs. These programs sweep certain cash balances associated with affiliate customer relationships into separate money market deposit accounts and, in some cases, transaction accounts at the Bank. The weighted average interest rate for money market deposits effective at December 29, 2006, December 30, 2005, and December 31, 2004 was 4.7%, 2.7%, and 1.3%, respectively.

CERTIFICATES OF DEPOSIT

The weighted average interest rate for certificates of deposit (including the effect of hedges) was 5.3% at December 29, 2006, 4.1% at December 30, 2005 and 2.7% at December 31, 2004. Certain certificates of deposit are tied to various market indices. The Bank has entered into interest rate swap agreements to convert these indices into London Interbank Offered Rate ("LIBOR") based funding.

Certificates of deposit at December 29, 2006 and December 30, 2005 of $99,391 and $121,059, respectively, are subject to a call option by the Bank. Early withdrawals of these certificates are prohibited except in the event of a depositor's death or legal incapacity.

Deposits have the following maturities:

	December 29, 2006	December 30, 2005
Money market deposits and NOW accounts	$ 52,946,206	$51,555,101
Certificates of deposit:		
One year or less	1,404,915	859,173
After one year to two years	52,766	66,486
After two years to three years	49,654	52,071
After three years to four years	148,645	47,213
After four years to five years	69,144	52,410
Thereafter	131,249	150,917
Total certificates of deposit	1,856,373	1,228,270
Total	$ 54,802,579	$ 52,783,371

Certificates of deposit accounts issued in amounts of $100 or more totaled $1,856,201 and $1,228,270 at December 29, 2006 and December 30, 2005, respectively. At December 29, 2006, $345,446 of these deposits mature within three months, $998,709 mature in more than three but less than six months, $60,588 mature in more than six months but less than one year, and $451,458 mature after one year.

NOTE 9. BORROWED FUNDS

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Federal funds purchased and securities sold under agreements to repurchase generally mature within 30 days of the transaction date. Financial data pertaining to federal funds purchased and securities sold under agreements to repurchase follows:

	Federal Funds Purchased	Securities Sold Under Agreements to Repurchase
2006		
Maximum amount outstanding at any month end	$ 704,000	$ 4,074,833
Average balance for the year	$ 468,638	$ 429,729
Weighted average interest rate, end of year	5.30%	5.35%
Weighted average interest rate during the year	5.14%	5.37%
2005		

Maximum amount outstanding at any month end	$1,650,000	$ 5,035,046
Average balance for the year	$ 477,349	$ 2,689,830
Weighted average interest rate, end of year	4.13%	—%
Weighted average interest rate during the year	3.75%	2.98%
2004		
Maximum amount outstanding at any month end	$ 760,000	$ 7,628,749
Average balance for the year	$ 180,189	$ 6,758,181
Weighted average interest rate, end of year	—%	2.13%
Weighted average interest rate during the year	1.57%	1.33%

Federal funds purchased were $704,000 and $400,000 at December 29, 2006 and December 30, 2005, respectively. Securities sold under agreements to repurchase were $4,074,833 and $0 at December 29, 2006 and December 30, 2005, respectively.

SECURED CREDIT FACILITY

In 2006, the Bank joined with the Parent and certain affiliates in a secured credit facility of $3,000,000. The Bank may borrow up to $3,000,000 less any amounts borrowed by the Parent and affiliates. The facility expires in May 2007, and includes a one-year term-out option that allows the Bank to extend borrowings under the facility for a further year beyond the borrowings' expiration dates. The credit facility permits borrowings secured by a broad range of collateral, but does limit the amount of certain types of collateral. There were no borrowings outstanding to any of the parties under the secured credit facility at December 29, 2006.

ADVANCES FROM FHLB

As a member of the FHLB of Seattle, MLBUSA maintains a credit line that is a percentage of total qualifying assets, subject to collateralization requirements. Advances can be collateralized in the aggregate by deposits with the FHLB, certain mortgages or deeds of trust, securities of the U.S. government and its agencies, and other qualifying investments. The maximum amount of credit that the FHLB will extend varies from time to time in accordance with their policies. The Bank pledges collateral for its borrowings with a Blanket Pledge Agreement in favor of the FHLB. Under the agreement, the Bank must maintain collateral at levels prescribed by the FHLB according to the nature of the collateral held by the Bank.

Collateral levels prescribed by the FHLB amounted to $0 at December 29, 2006 and December 30, 2005. The interest rates charged by the FHLB for advances vary depending upon maturity and the purpose of the borrowing.

There were no FHLB advances outstanding as of December 29, 2006 and December 30, 2005. Financial data pertaining to advances from the FHLB follows:

	For Years Ended		
	December 29, 2006	December 30, 2005	December 31, 2004
Weighted average interest rate, end of year	—%	—%	5.29%
Weighted average			

interest rate during the year	5.09%	3.52%	1.66%
Average balance for the year	$ 6,212	$ 499,039	$ 224,156
Maximum amount outstanding at any month end	$ —	$ 1,002,200	$ 750,000

NOTE 10. SUBORDINATED DEBT

In connection with a credit facility between the Parent and MLBUSA (the "Subordinated Debt Facility"), MLBUSA may borrow term subordinated debt in amounts to be agreed upon between MLBUSA and the Parent. Individual term subordinated advances have a maturity of six years. The maturity date of each advance automatically extends each year such that the remaining term is never less than five years. Either the Parent or MLBUSA may determine not to automatically extend the maturity upon proper notification to the other. The Bank drew on the Subordinated Debt Facility on December 22, 2005, in the amount of $250,000, which was outstanding through December 30, 2005. The weighted average interest rate for the period the loan was outstanding in 2005 was 4.88%. On December 21, 2006, the Bank drew an additional amount of $250,000. As of December 29, 2006, the amount outstanding under this facility was $500,000. The weighted average interest rate for the year ended December 29, 2006 was 5.64%.

NOTE 11. INCOME TAXES

The income tax provisions are summarized below:

	For Years Ended		
	December 29, 2006	December 30, 2005	December 31, 2004
U.S. Federal:			
Current	$ 840,679	$ 628,215	$ 493,921
Deferred	(33,052)	25,444	23,448
	807,627	653,659	517,369
State and Local:			
Current	70,425	51,022	51,464
Deferred	(10,517)	11,833	(12,247)
	59,908	62,855	39,217
Total	$ 867,535	$ 716,514	$ 556,586

As part of the consolidated group, the Bank transfers to the Parent its current U.S. Federal, state and local tax assets and liabilities. Amounts payable to, or receivable from, the Parent are settled quarterly. A reconciliation of the statutory U.S. Federal income tax rate to the Bank's effective income tax rate follows:

	Percentage of Pre-Tax Earnings		
	2006	2005	2004
Statutory U.S. Federal income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of U.S. Federal benefit	1.6	2.1	1.6
Dividend received deductions	(0.8)	(1.0)	(1.4)
Other	(0.4)	(0.2)	(0.1)
Total	35.4%	35.9%	35.1%

The sources and tax effects of temporary differences that give rise to significant portions of deferred income tax assets and liabilities for each of the years in the two-year period ended December 29, 2006 are presented as follows:

	December 29, 2006	December 30, 2005
Deferred tax assets:		
Allowance for loan losses	$ 127,580	$ 221,632
Allowance for unfunded loan commitments	43,832	15,113
Gain on sale of mortgage servicing assets	—	4,021
Deferred gains on swaps	9,247	9,264
Mark-to-market on trading assets/swaps	3,544	4,518
LOCOM adjustment on held-for-sale loans	34,681	261
Deferred fees received	50,209	37,023
Charge-offs pursuing collection	74,659	67,648
Stock options	12,111	13,363
Restricted stock	57,621	13,254
Mark-to-market on cash flow hedges	3,238	—
Deferred revenue	6,243	—
Other deferred compensation	13,029	—
Other	43,279	13,013
Total deferred tax assets	479,273	399,110
Deferred tax liabilities:		
FHLB dividends	(6,638)	(6,528)
Deferred loan origination costs	—	(21,124)
Depreciation	(178,495)	(134,883)
Mark-to-market on trading assets/swaps	(8,432)	(5,248)
Net unrealized gain on securities available-for-sale	(2,908)	—
Other	(2,074)	(9,618)
Total deferred tax liabilities	(198,547)	(177,401)
Net deferred tax asset	$ 280,726	$ 221,709

In December 2005, the Bank recorded deferred tax assets for deferred compensation earned by Bank employees in 2005 and prior years, and made certain other adjustments, as the Bank's Parent returned certain deferred amounts that had previously been passed to the Parent in settlement of current taxes. The deferred tax assets and liabilities returned to the Bank totaled $42,409 and ($3,213), respectively.

The Parent, in the normal course of business, is examined by the Internal Revenue Service (the "IRS") and states in which it has business operations. The Parent regularly assesses the likelihood of additional assessments in each of the tax jurisdictions resulting from these examinations. As considered appropriate, income tax reserves and the effective income tax rate are adjusted when there is information available, or when an event occurs, requiring a change to the reserves. The reassessment of income tax reserves would not be expected to have a material impact on the Bank's provision for income taxes.

NOTE 12. SECURITIZATION TRANSACTIONS AND TRANSACTIONS WITH VARIABLE INTEREST ENTITIES

SECURITIZATION TRANSACTIONS

The Bank has a significant financial interest in a qualifying special purpose entity ("QSPE"). In 2001, MLBUSA securitized $648,634 of residential mortgage loans. To securitize these assets, MLBUSA established a QSPE, Merrill Lynch Bank Mortgage Loan Trust 2001-A ("2001-A"). MLBUSA received $648,105 of proceeds from this securitization and recognized a loss of $1,032, inclusive of transaction costs. The loss on sale of assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, based on their fair value at the date of transfer.

Subsequent to the securitization, MLBUSA repurchased $635,018 of securities issued by 2001-A, including the residual tranche. Specifically, the Bank retains a 97% interest in the variable interest entity ("VIE"). Retained interests of $120,836 and $189,014 at December 29, 2006 and December 30, 2005, respectively, are recorded in available-for-sale mortgage-backed securities at fair value. To obtain fair values, quoted market prices are used if available. Where quotes are unavailable for retained interests, MLBUSA generally estimates fair value based on the present value of expected cash flows using management's estimate of the key assumptions, including credit losses, prepayment rates, and discounts rates, commensurate with the risks involved.

The following table presents MLBUSA's key weighted average assumptions used to estimate the fair value of the retained interests in 2001-A at December 29, 2006, and the pre-tax sensitivity of the fair values to an immediate 10 and 20 percent adverse change in these assumptions:

	December 29, 2006
Weighted average life (in years)	2.69
Expected credit losses	
(rate per annum)	1.49%
10% adverse change	$ (191)
20% adverse change	$ (361)
Weighted average discount rate	
(rate per annum)	5.35%
10% adverse change	$ (774)
20% adverse change	$ (982)
Prepayment speed	
(constant prepayment rate)	25.00%
10% adverse change	$ (87)
20% adverse change	$ (169)

The sensitivity analysis above is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities. Further changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the sensitivity analysis does not consider any hedging action that MLBUSA may take to mitigate the impact of any adverse changes in the key assumptions.

For the years ended December 29, 2006, December 30, 2005 and December 31, 2004, cash flows received on the retained interests were $77,460, $97,867 and $83,059, respectively. As of December 29, 2006, the principal amount outstanding and delinquencies of the 2001-A securitized mortgage loans were $126,826 and $7,654, respectively. For the year ended December 29, 2006, the Bank recognized net credit losses in the amount of $133 on the 2001-A securitized mortgage loans.

In December 2005, the Bank established an asset-backed commercial paper conduit ("ABCP conduit"). MLBUSA transferred $2,509,723 of investment-grade (AA+ or better) asset-backed securities to the ABCP conduit. The Bank received proceeds in the amount of $2,514,005 and recognized a net gain on the sale of securities of $2,150. MLBUSA did not retain any interest in this securitization but has continuing involvement with the ABCP conduit as described in the section below. The ABCP conduit funds its security acquisitions through the issuance of notes, including commercial paper, or the sale of its assets.

During 2005, MLBUSA transferred certain automobile loans held for sale with a fair value of $1,564,036 to a QSPE that subsequently securitized the loans. The Bank accounted for the transfer as a sale and received proceeds of $1,571,162, which included interest of $7,126. There was no gain or loss on the sale of the loans. Prior to the sale, the loans had a LOCOM adjustment of $35,765. MLBUSA did not retain any interest in this securitization.

MLBUSA also transferred certain aircraft lease asset-backed securities to a QSPE, Airplanes Repackaged Transferred Securities Ltd., during 2004. The QSPE issued two series of notes ("ARTS 1" and "ARTS 2") with a combined par value of $186,000. The Bank also sold to the QSPE securities consisting of asset-backed and U.S. Treasury agency strips with a combined carrying value of $171,070, and contributed a financial insurance contract. MLBUSA received $181,950 of proceeds from the securitization and recognized a gain on sale of securities of $10,880. The gain on the sale of assets is determined with reference to the carrying amount of the financial assets transferred compared to their fair value at the date of transfer. MLBUSA did not retain a residual interest in this securitization as of December 29, 2006 and December 30, 2005.

TRANSACTIONS WITH VARIABLE INTEREST ENTITIES ("VIES")

A VIE is defined in FASB Interpretation No. 46R (revised December 2003), *Consolidation of Variable Interest Entities* ("FIN 46R"), as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In

the normal course of business, MLBUSA acts as a derivative counterparty, investor, transferor, guarantor and/or liquidity provider to various VIEs. As of December 29, 2006, MLBUSA had entered into two transactions with VIEs for which MLBUSA was deemed the primary beneficiary and must consolidate the VIEs. As of December 29, 2006, the Bank had loans outstanding to the two VIEs in the amount of $123,660. The assets of these VIEs totaled $136,706 as of December 29, 2006. MLBUSA loans outstanding to three VIEs, for which MLBUSA was deemed the primary beneficiary and consolidated, totaled $452,993 as of December 30, 2005. The assets of the VIEs totaled approximately $469,149 as of December 30, 2005. The consolidated assets that collateralize the Bank's loans are generally loans or leases. Holders of the beneficial interests in these VIEs have no recourse to the general credit of MLBUSA; rather their investment is paid exclusively from the assets held by the VIE. Minority interest held in the consolidated VIEs by third parties amounted to $12,278 and $8,298 as of December 29, 2006 and December 30, 2005, respectively.

In addition, the Bank holds a significant variable interest in various VIEs as a result of its lending and investing activities.

- One VIE was created to acquire automobile leases. The Bank also has an investment position in this VIE. As of December 29, 2006, this VIE has total assets of approximately $3,272. The Bank's maximum exposure to loss as a result of its lending and investment activities in this VIE is $607, which assumes no collections on the outstanding loan and a complete loss on the equity investment.

- Another VIE was created in December 2005 when MLBUSA entered into a liquidity asset purchase agreement with the previously described ABCP conduit in the amount of $5,000,000 to purchase investment-grade securities from the ABCP conduit in the event the notes issued by the ABCP conduit are not purchased in the market. The Bank also has a commitment to issue letters of credit in aggregate up to $200,000 in the event a credit enhancement is needed to maintain the ABCP conduit rating. The Bank also serves the ABCP conduit as administrative agent for which it receives a fee. A third-party investor purchased a $4,500 first loss note issued by the ABCP conduit which is subordinated to all other claims and enhancements. MLBUSA's maximum exposure to loss as a result of its relationships is $5,200,000, which assumes the securities purchased suffer a total loss. As of December 29, 2006, this VIE has total assets of approximately $4,945,751. Fees received for these products and services totaled $10,484 during 2006.

- In June 2006, the Bank established a second asset-backed commercial paper conduit. MLBUSA has entered into a liquidity asset purchase agreement with the conduit in the amount of $5,000,000 to purchase assets from the ABCP conduit in the event the notes issued by the ABCP conduit are not purchased in the market. The Bank also has a commitment to issue letters of credit in aggregate up to $400,000 in the event a credit enhancement is needed to maintain the conduit rating. The conduit has purchased credit default protection to cover itself for any potential losses, on secured loans held by the conduit, up to the maximum payout of $15,000. The Bank is subject to credit loss exposure only to the extent there are assets in the conduit. If fully utilized, the Bank's maximum exposure to loss as a result of its relationships is $5,400,000, which assumes the conduit is fully funded and the assets purchased suffer a total loss. As of December 29, 2006, the conduit had assets of $1,209,851. The Bank also serves the conduit as administrative agent for which it receives a fee. Fees received for these products and services totaled $306 during 2006.

- In addition, the Bank holds a significant financial interest in VIEs, where the Bank lends to construction development special purpose entities. The assets held in the VIEs totaled $274,742 and $31,982 at December 29, 2006 and December 30, 2005, respectively. The maximum exposure to loss, which assumes no collections on the outstanding loans and a complete loss on the equity investment, is $180,667 and $20,921 at December 29, 2006 and December 30, 2005, respectively.

NOTE 13. AFFILIATED PARTY TRANSACTIONS

The Bank enters into various transactions with the Parent and its affiliated companies in connection with its operations. The Bank's material affiliated party transactions (balances, income, or expense in excess of $10,000) have been grouped into General Services, Lending/Investing and Liquidity and Risk Management below:

GENERAL SERVICES

- The Bank's deposits are serviced by its affiliates, Merrill Lynch Money Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"). The Bank's expense for these services totaled $132,601, $135,168, and $140,831 in 2006, 2005, and 2004, respectively.

- MLPF&S places deposits in the Bank as agent for brokerage customers. MLPF&S typically overfunds customer deposits placed with the Bank, but some-times underfunds the deposits. The overfunds are a deposit of MLPF&S with the Bank, and the underfundings are a Bank receivable from MLPF&S. The Bank pays to, or receives from, MLPF&S interest on the deposit or receivable. MLPF&S's deposit with the Bank totaled $255,734 at December 29, 2006, and $438,338 at December 30, 2005. Interest paid to MLPF&S, net of interest received from MLPF&S, was $3,918, $2,935, and $2,352 during 2006, 2005, and 2004, respectively.

- The current portion of U.S. Federal and state income taxes payable represents a liability to the Parent. The total liability amount is $229,899 and $114,662 at December 29, 2006 and December 30, 2005, respectively. Deferred income tax benefits will reduce the amounts payable to the Parent in future periods.

• At December 29, 2006, the Bank had $25,000 (with a deductible of $500) of errors and omissions coverage and $265,000 (with a deductible of $250) of fidelity bond insurance coverage in force with an affiliate.

• The Bank serves as trustee for the Retirement Preservation Trust and Equity Index Trust collective trust funds. The Bank has agreements with affiliates to perform transfer agent and advisory services for the funds. Expenses for these services totaled $13,599, $20,184 and $19,367 in 2006, 2005, and 2004, respectively.

• The Bank's employees provide various management, processing and advisory services to certain affiliates. Income related to these services totaled $340,522, $254,145, and $234,417 in 2006, 2005, and 2004, respectively, and is reported in servicing and other fees, net.

LENDING/INVESTING

• The Bank issues delayed debit cards to customers of MLPF&S. The Bank funds draws as charges are made and receives payment once each month from the customer accounts. The Bank has an agreement in place whereby MLPF&S pays the Bank one month LIBOR plus 100 basis points on the balance of advances. Interest income, included in interest income on loans, totaled $23,278, $15,948, and $8,546 for 2006, 2005, and 2004, respectively.

• The Bank has agreements with affiliates, whereby the Bank originates and/or services loans on behalf of such affiliates. Fees earned under such agreements totaled approximately $5,824, $9,450, and $7,371 in 2006, 2005 and 2004, respectively, and are included in servicing and other fees. Loans being serviced under such agreements, including master servicing, totaled approximately $9,400,000, $4,217,000, and $2,713,000 at December 29, 2006, December 30, 2005, and December 31, 2004, respectively.

• During 2006, 2005, and 2004, the Bank sold $3,043,893, $3,893,355 and $10,108,465 of mortgage loans to affiliates at fair market value and recognized ($2,979), $32,159 and $178,610, respectively, in (losses) gains on these sales.

• During 2006, 2005, and 2004, the Bank, through its subsidiary Merrill Lynch Business Financial Services, Inc., participated $297,944, $505,608 and $868,070, respectively, of small business loans to affiliates. The Bank also services loans participated to the affiliates. The Bank received and recognized income for servicing the loans of $6,554, $8,828, and $12,566 in 2006, 2005, and 2004, respectively. The amounts are reported in servicing and other fees, net.

• The Bank received and recognized income of $327,499, $265,715, and $169,085 in fees from affiliated companies in 2006, 2005, and 2004, respectively. The fees are associated with the issuance of unsecured commercial lines of credit by the Bank. Such income is included in other income.

• During 2006, MLBUSA purchased, at fair market value, $3,317,296 of securities from MLBT-FSB.

• During 2005, MLBUSA sold, at fair market value, $989,708 of securities to MLBT-FSB. The Bank recognized a loss on sale of these securities of $57.

LIQUIDITY and Risk MANAGEMENT

• The Bank maintains a credit facility with its Parent in which the Parent provides a revolving credit loan in the principal amount of $250,000. However, the Parent, at its discretion, may extend additional term subordinated debt to the Bank such that the aggregate amount owed to the Parent may be greater than $250,000. At December 29, 2006 and December 30, 2005, the balance on the revolving credit loan was $270,305 and $145,754, respectively, due upon demand. The revolving credit loan amounts are included in payable to Parent and affiliated companies. Subordinated debt outstanding at December 29, 2006 was $500,000 and $250,000 at December 30, 2005. During 2006, 2005, and 2004, the Bank paid a commitment fee for this facility of $0, $197, and $206, respectively. Interest is charged on these borrowings based upon the Parent's prevailing cost of funds. Interest paid on these borrowings amounted to $14,440 and $302 in 2006 and 2005, respectively. The rate on the revolving credit loan averaged 5.6%, 3.4%, and 1.5% for 2006, 2005, and 2004, respectively.

• On August 5, 2006, MLBUSA entered into an unsecured revolving credit facility with MLBT-FSB, where the Bank may lend up to $1,000,000. Interest rate charged for any advance up to the established limit will be equal to the LIBOR rate plus 17 basis points or the federal funds rate plus 22 basis points. In consideration of the foregoing commitment of the Bank, MLBT-FSB will pay a fee of an amount equal to 8 basis points of the average daily undrawn portion of the committed credit. There were no borrowings outstanding under this facility at December 29, 2006. Commitment fees paid to MLBUSA during 2006 amounted to $324.

• The Bank had open interest rate swap agreements with four affiliates, Merrill Lynch Capital Services, Merrill Lynch Capital Markets Bank, Merrill Lynch Mortgage Capital, and Merrill Lynch International, with notional amounts of approximately $1,766,748, $3,066,959, and $1,442,126 at December 29, 2006, December 30, 2005, and December 31, 2004, respectively. Net interest expense generated from these swaps amounted to approximately $3,503, $6,424, and $45,603 for 2006, 2005, and 2004, respectively, and is included as an addition to interest expense on deposits or as an offset to interest income on assets, as applicable. At December 29, 2006 and December 30, 2005, there was a related net payable of $2,608 and $2,509, respectively.

• As part of its liquidity management process, MLBUSA purchases and sells federal funds (fed funds). Some fed funds purchases and sales transactions are with MLBT-FSB. Fed funds interest income received from MLBT-FSB was $745, $1,836, and $2,524 in

2006, 2005 and 2004, respectively. At December 29, 2006 and December 30, 2005, the Bank sold $1,888,000 and $0, respectively, in Fed funds to MLBT-FSB. Fed funds interest expense paid to MLBT-FSB was $16,385, $8,350, and $2,747 in 2006, 2005 and 2004, respectively. At December 29, 2006 and December 30, 2005, MLBUSA had purchased $0 and $400,000, respectively, in fed funds from MLBT-FSB.

- As part of its investment and liquidity management process, MLBUSA, from time to time, will enter into an agreement to sell its securities and repurchase them at a later date for a specified price. These agreements, known as repurchase agreements, or repos, are a financing arrangement between the two parties. MLBUSA entered into such agreements from time to time with MLPF&S and Merrill Lynch Government Securities, Inc. ("MLGSI"). At December 29, 2006 and December 30, 2005, MLBUSA's securities sold under agreements to repurchase with these affiliates were $4,074,833 and $0, respectively. For the years 2006, 2005, and 2004, interest expense paid to MLPF&S for the above was $22,873, $96,863, and $82,966, respectively.

- As part of its investment and liquidity management process, MLBUSA, from time to time, will enter into an agreement to purchase securities and sell them at a later date for a specified price. These agreements are known as reverse repurchase agreements, or reverse repos. MLBUSA entered into such agreements from time to time with various affiliates. At December 29, 2006 and December 30, 2005, MLBUSA's securities purchased under agreements to sell with these affiliates were $700,000 and $3,900,000, respectively. For the years 2006 and 2005, interest revenue received from affiliates for the above was $21,141 and $774, respectively.

SERVICING ACTIVITIES

- Financial Data Services, Inc. ("FDS") was charged a service fee by MLPF&S for retirement mutual fund products processing costs in the amounts of $44,078, $39,627, and $35,747 in 2006, 2005, and 2004, respectively.

- Transfer service, registrar and fiscal agent fees of $113,924, $132,648, and $136,359 in 2006, 2005, and 2004, respectively, were earned from mutual and money market funds managed by an affiliate.

- FDS receives a data service expense allocation from MLPF&S which represents its share of computer time and service costs, which amounted to $20,132, $20,878, and $23,079 in 2006, 2005, and 2004, respectively. The expense allocation includes charges relating to systems application development and maintenance.

NOTE 14. COMMITMENTS, CONTINGENCIES, AND GUARANTEES

COMMITMENTS

In the normal course of business, the Bank enters into a number of off-balance sheet commitments. These commitments expose the Bank to varying degrees of credit risk, interest rate risk, and liquidity risk, and are subject to the same credit and risk limitation reviews as those recorded on the consolidated balance sheets.

CREDIT EXTENSION

The Bank enters into commitments to extend credit and commercial letters of credit to meet the financing needs of its customers. The Bank considers commitments outstanding as of the day the commitment letter is issued. A summary of the Bank's unfunded commitments to extend credit follows:

	December 29, 2006	December 30, 2005
Consumer		
Residential mortgages–1-4 family	$ —	$ 1,185,555
Securities-based	124,885	10,531
Residential construction	—	512,869
Residential mortgages–home equity	28,609	3,890,669
Unsecured	8,735	64,115
Total consumer	162,229	5,663,739
Commercial		
Asset-based	7,725,161	8,225,915
Commercial and industrial	4,016,034	2,820,475
Real estate	1,875,689	1,214,305
Securities-based	44,070	64,723
Unsecured	20,110,545	16,345,990
Hedge fund lending	276,305	304,600
Other	22,008	42,973

Total commercial	34,069,812	29,018,981
Total	$ 34,232,041	$ 34,682,720

Commitments to extend credit are legally binding, generally have specified rates and maturities, and are for specified purposes. many instances, the borrower must meet specified conditions before the Bank is required to lend. The Bank manages the credit on these commitments by subjecting these commitments to normal credit approval and monitoring processes.

States in which the amount of unfunded commitments were 5% or greater of total unfunded commitments as of December 29, 20 and December 30, 2005 follow:

	2006	2005
New York	14%	10 %
California	10	14
Illinois	6	6
Texas	8	7
Michigan	5	4
Georgia	5	5
Virginia	3	6

At December 29, 2006 and December 30, 2005 industry groups in which the principal amount of unfunded commitments exceed 5% of total loans and leases receivable follow:

	December 29, 2006	December 30, 2005
Finance and Insurance	27%	16%
Utilities	9	8
Consumer products and services	5	4
Mortgage banking	—	16

Unfunded commitments to extend credit have the following contractual remaining maturities at December 29, 2006:

	Expires in			
	1 Year or Less	After 1 Through 3 Years	After 3 Through 5 Years	After 5 Years
Consumer				
Securities-based	$ 62,080	$ 62,805	$ —	$ —
Residential mortgages – home equity	—	701	6,740	21,168
Unsecured	8,735	—	—	—
Total consumer	70,815	63,506	6,740	21,168
Commercial				
Asset-based	3,970,566	874,896	2,403,154	476,545
Commercial and industrial	2,010,491	561,064	1,061,238	383,241
Hedge fund lending	276,305	—	—	—
Real estate	104,463	1,219,650	381,980	169,596
Securities-based	24,272	19,765	3	30
Unsecured	4,467,755	2,415,595	13,126,520	100,675
Other	1,233	16,056	—	4,719
Total commercial	10,855,085	5,107,026	16,972,895	1,134,806

Total	$ 10,925,900	$5,170,532	$16,979,635	$1,155,974

During 2004, the Bank entered into a master repurchase agreement with the Parent and an affiliate, MLGSI, in which MLBUSA agrees to purchase securities issued or guaranteed by the United States of America or its agencies, and such other securities that are permissible under applicable bank regulations, and the seller agrees to repurchase the securities at a time specified at purchase (a repurchase agreement) up to a maximum of $5,000,000. As of December 29, 2006 and December 30, 2005, no securities had been purchased pursuant to this agreement.

The Bank is also committed to fund charges resulting from MLPF&S customers' use of delayed debit cards issued by the Bank. These advances can be drawn up to, and are collateralized by, either cash on deposit at the Bank or cash and securities held in the customer's MLPF&S brokerage account.

In December 2006, the Bank entered into a master repurchase agreement with MLBT-FSB, an affiliate, in which MLBUSA agrees to purchase securities or home equity line of credit loans secured by first or second liens on single-family residential real property against the transfer of funds to MLBT-FSB up to a maximum of $1,500,000. MLBT-FSB agrees to repurchase the securities or loans on demand. As of December 29, 2006, no assets have been purchased pursuant to this agreement.

For each of these types of instruments, the Bank's maximum exposure to credit loss is represented by the contractual amount of these instruments. Many of the commitments are collateralized, or would be collateralized upon funding, and most are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent the risk of loss or future cash requirements.

Revolving Credit Facility
On August 5, 2006, MLBUSA entered into an unsecured revolving credit facility with MLBT-FSB, where the Bank may lend up to $1,000,000. The interest rate charged for any advance up to the established limit will be equal to the LIBOR rate plus 17 basis points or the federal funds rate plus 22 basis points. In consideration of the foregoing commitment of the Bank, MLBT-FSB will pay a fee of an amount equal to 8 basis points of the average daily undrawn portion of the committed credit. There were no borrowings outstanding under this facility at December 29, 2006.

Purchase and Sale
At December 29, 2006, the Bank had committed to purchase residential and commercial real estate loans in the future in the amount of $537,750.

Operating Leases
The Bank leases office space and equipment under operating leases with various expiration dates through 2015. Minimum lease payments as of December 29, 2006 follow:

	December 29, 2006
2007	$11,058
2008	10,745
2009	10,537
2010	10,540
2011	9,985
Thereafter	20,821
Total	$73,686

Rental expense under operating leases, included in occupancy and related depreciation, approximated $5,398 in 2006, $4,945 in 2005, and $3,993 in 2004.

CONTINGENCIES
The Bank and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses. Management of the Bank, based on its review with counsel of development of these matters to date, considers that the aggregate loss resulting from the final outcome, if any, of these proceedings would not be material to the Bank's consolidated financial condition or results of operations.

Other
MLBUSA's money market and time deposits are deposited at the Bank by MLPF&S, an affiliate, as agent for certain customers. The Bank's funding of its assets is dependent upon these deposits and the affiliate's ongoing relationships with its customers.

GUARANTEES

MLBUSA provides guarantees to counterparties in the form of standby letters of credit and liquidity asset purchase agreements. Standby letters of credit are obligations issued by the Bank to a third party where the Bank promises to pay the third party the financial commitments or contractual obligations of the Bank's customer. The liquidity asset purchase agreement is a commitment to purchase assets from certain ABCP conduits that are rated investment grade by a nationally recognized rating agency or secured loans.

These guarantees are summarized at December 29, 2006 below:

Type of Guarantee	Payout/ Notional	Maximum Carrying Value	Value of Collateral
Standby letters of credit	$ 2,521,617	$ (18,010)	$ 539,483 (1) (2)
Liquidity asset purchase agreement (a)	$ 4,939,669	$ (4,940)	$ 4,945,751 (3) (4)
Liquidity asset purchase agreement (b)	$ 2,177,509	$ (3,202)	$ 1,209,851 (5) (6)

(1) Marketable securities delivered by customers to MLBUSA collateralize up to $539,483 of the standby letters of credit.

(2) In the event MLBUSA funds the standby letters of credit, the Bank has recourse via loan agreements to customers on whose behalf the Bank issued the standby letter of credit in the amount of $1,887,738.

(3) In the event MLBUSA purchases securities pursuant to this agreement, the Bank will receive investment-grade marketable securities.

(4) The maximum payout/notional amount includes a commitment to issue letters of credit in the amount of $0.

(5) In the event MLBUSA purchases assets pursuant to this agreement, the Bank will receive undivided interests in secured loans previously acquired or financed by the conduit.

(6) The maximum payout/notional amount includes a commitment to issue letters of credit in the amount of $96,903.

Expiration information for these contracts is as follow:

Type of Guarantee	Maximum Payout/ Notional	Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Standby letters of credit	$ 2,521,617	$ 653,682	$ 384,893	$1,390,971	$ 92,071
Liquidity asset repurchase agreement (a)	$ 4,939,669	$ 4,939,669	$ —	$ —	$ —
Liquidity asset repurchase agreement (b)	$ 2,177,509	$ 2,080,606	$ —	$ 96,903	$ —

The standby letters of credit amounts above include two-party letters of credit issued by the Bank in conjunction with a principal-protected mutual fund. The two-party letters of credit require the Bank to pay an amount equal to the amount by which the mutual fund asset value at the end of seven years is less than the amount originally invested. This fund is managed using an algorithm that requires holding an amount of highly liquid risk-free investments in addition to other more risky investments that, when combined, will result in the return of at least the original principal investment to the investors at maturity of the fund unless there is a significant and sudden market event. The Bank's maximum potential exposure to loss with respect to the two-party letters of credit totals $633,879. Such a loss assumes that no funds are invested in risk-free investments, and that all investments suffer a total loss. As such, this measure significantly overstates the Bank's expected loss exposure at December 29, 2006.

Liquidity asset purchase agreement (a) is a commitment to purchase investment-grade securities from an ABCP conduit formed in December 2005 to purchase securities or other financial assets and fund those purchases through the issuance of notes, including

commercial paper. The liquidity support would be called on by the ABCP conduit in the event a market disruption makes it difficult or impossible for the ABCP conduit to issue new notes to repay previously issued notes at their maturity. The Bank's maximum exposure to loss with respect to the liquidity asset purchase agreement is $4,939,669. Such a loss assumes that the Bank suffers a total loss on all securities held by the ABCP conduit. As such, this measure significantly overstates the Bank's expected loss exposure at December 29, 2006.

Also related to the ABCP conduit, the Bank has committed to issue standby letters of credit. The letters of credit act as a credit enhancement to the ABCP conduit and will be issued in variable amounts up to $200,000 as necessary to maintain the ABCP conduit rating. No letters of credit were issued pursuant to the commitment at December 29, 2006. The Bank's maximum exposure to loss with respect to the commitment to issue these letters of credit is $200,000. Such a loss assumes that the Bank issues the letters of credit and suffers a total loss. As such, this measure significantly overstates the Bank's expected loss exposure at December 29, 2006.

Liquidity asset purchase agreement (b) is a commitment to purchase asset-backed loan receivables previously acquired or financed from the conduit formed in June 2006 to purchase assets and fund those purchases through the issuance of extendable commercial paper, callable notes and extendable notes. The liquidity support would be called on by the conduit in the event a market disruption makes it difficult or impossible for the conduit to issue new notes to repay previously issued notes at their maturity. The Bank's maximum exposure to loss with respect to the liquidity asset purchase agreement is $2,080,606 as of December 29, 2006. Such a loss assumes that the Bank suffers a total loss on all asset-backed loans and commitments issued by the conduit. As such, this measure significantly overstates the Bank's expected loss exposure at December 29, 2006.

Also related to this conduit, the Bank has committed to issue standby letters of credit. The letters of credit act as a credit enhancement to the conduit and will be issued in variable amounts up to $400,000 as necessary to maintain the conduit rating. The Bank's maximum exposure to loss with respect to the commitment to issue these letters of credit is $96,903. Such a loss assumes that the Bank issues the letters of credit and suffers a total loss. As such, this measure significantly overstates the Bank's expected loss exposure at December 29, 2006.

In connection with certain asset sales and securitization transactions, MLBUSA typically makes representations and warranties about the underlying assets conforming to specified guidelines. If the underlying assets do not conform to the specifications, MLBUSA may have an obligation to repurchase the assets or indemnify the purchaser against any loss. To the extent these assets were originated by others and purchased by the Bank, MLBUSA seeks to obtain appropriate representations and warranties in connection with its acquisition of the assets. The Bank believes that the potential for loss under these arrangements is remote. Accordingly, no liability is recorded in the consolidated financial statements.

NOTE 15. CAPITAL REQUIREMENTS

MLBUSA is subject to various regulatory capital requirements administered by U.S. Federal and state banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MLBUSA's consolidated financial statements. Under the regulatory framework for prompt corrective action, MLBUSA must meet specific capital guidelines that involve quantitative measures of MLBUSA's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. MLBUSA's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 29, 2006 and December 30, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 29, 2006, the most recent notification from the FDIC categorized MLBUSA as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," MLBUSA must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed MLBUSA's category.

The Bank's actual capital amounts and ratios are presented in the following table:

	Actual		Minimum for Capital Adequacy Purposes		Minimum to Be Well Capitalized	
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 29, 2006						
Total capital (Tier 1 + Tier 2) to risk-weighted assets	$6,429,208	10.75%	$4,785,309	8.0%	$5,981,636	10.0 %

Tier I capital to risk-weighted assets	$5,524,426	9.24%	$2,392,654	4.0%	$3,588,981	6.0 %
Tier I capital to average assets	$5,524,426	8.92%	$2,477,784	4.0%	$3,097,230	5.0 %
December 30, 2005						
Total capital (Tier 1 + Tier 2) to risk-weighted assets	$6,376,034	11.07%	$4,608,003	8.0%	$5,760,004	10.0 %
Tier I capital to risk-weighted assets	$5,732,776	9.95%	$2,304,002	4.0%	$3,456,002	6.0 %
Tier I capital to average assets	$5,732,776	9.46%	$2,423,879	4.0%	$3,029,849	5.0 %

The capital amounts reported as of December 30, 2005 are those of the consolidated bank as it existed on that date. The amounts do not reflect the internal reorganization, described in Note 2, as the regulatory capital requirements apply to the organization as it existed on the report date.

NOTE 16. CASH AND DIVIDEND RESTRICTIONS

CASH

Federal Reserve Board regulations require reserve balances on certain deposits to be maintained with the Federal Reserve Bank. The average required reserve was $173,479 and $115,100 in 2006 and 2005, respectively.

DIVIDENDS

The Bank is chartered under the laws of the State of Utah and its deposits are insured by the FDIC. Under Utah State law, the Bank may not pay a dividend out of net profits until it has (1) provided for all expenses, losses, interest, and taxes accrued or due from the Bank and (2) transferred to a surplus fund 10% of its net profits before dividends for the period covered by the dividend, until the surplus reaches 100% of its capital stock. For purposes of these Utah State dividend limitations, the Bank's capital stock is $1,000 and its capital surplus exceeds 100% of capital stock.

Under FDIC regulations, the Bank may not pay any dividend if, following the payment of the dividend, the Bank would be "undercapitalized," as defined under the Federal Deposit Insurance Act and applicable regulations.

The Bank complied with the aforementioned dividend restrictions for the years ended December 29, 2006, December 30, 2005, and December 31, 2004. The Bank declared $1,874,000, $490,000 and $227,000 in dividends during 2006, 2005, and 2004, respectively.

NOTE 17. EMPLOYEE BENEFIT PLANS

The Bank provides retirement benefits to its employees under defined contribution plans sponsored by the Parent, consisting of the Retirement Accumulation Plan, the Employee Stock Ownership Plan, and the 401(k) Savings and Investment Plan. These plans cover substantially all employees who have met age and service requirements.

Employee retirement expense allocated to the Bank, and reported, was approximately $5,052, $7,178, and $4,949 for the years ended December 29, 2006, December 30, 2005, and December 31, 2004, respectively.

The Bank participates in the Parent's Long-Term Incentive Compensation Plans, which include, among other plans, a nonqualified stock option ("options") program for certain employees. Under this program, options granted in 1996 through 2000 generally are exercisable over five years; options granted in 2001 and 2002 became exercisable after six months; and options granted in 2003 through 2005 generally become exercisable over four years. No options were granted in 2006. The exercise price of these options is generally equal to 100% of the fair value of a share of the Parent's stock on the date of grant. These options expire ten years after their grant date.

NOTE 18. DERIVATIVES

MLBUSA uses derivative instruments to manage its interest rate, credit and foreign exchange risk positions. The types of derivative instruments used and the Bank's accounting for those instruments are discussed in Note 1. Fair values of derivatives are included in trading assets, derivative assets, and derivative liabilities in the consolidated balance sheets.
For the years ended December 29, 2006, December 30, 2005, and December 31, 2004, the amount of fair value hedge ineffectiveness included in the Bank's interest income was a pre-tax loss of $2,097, $67, and $7,891, respectively.

The Bank has established bilateral collateral agreements with its major derivative dealer counterparties that provide for exchange of marketable securities or cash to collateralize either party's future payment of obligations pursuant to derivative contracts. As of December 29, 2006 and December 30, 2005, the Bank had received from counterparties net cash totaling $159,570 and $219,027, respectively, to collateralize their future payment obligations with the Bank.

MLBUSA's derivative positions at December 29, 2006 and December 30, 2005 follow:

	December 29, 2006		December 30, 2005	
	Notional	Estimated Fair Value	Notional	Estimated Fair Value
Interest rate swaps				
Bank receives fixed/pays floating	$ 16,625,550	$ $131,731	$ 14,389,908	$ 153,323
Bank receives floating/pays fixed	12,772,498	171,689	13,815,436	227,530
Bank receives CPI-indices linked/pays floating	281,105	(1,671)	133,320	(4,497)
Interest rate futures	1,427,000	(119)	825,000	15
Interest rate options	384,430	1,309	991,126	341
Credit default swaps	6,170,762	(51,928)	4,966,903	(10,775)
Principal protection guarantees	448,688	5,321	521,886	7,369
Equity linked	260,507	349	113,182	4,147
Total return swaps/credit link note	448,688	181	686,886	(8,511)
Foreign exchange forward contracts	4,304,023	(41,339)	2,306,864	34,000
To-be-announced security forward contracts	40,000	127	135,000	(807)
Rate-locked mortgage loan pipeline	—	—	390,114	(321)
Mortgage Purchase Commitment	479,250	(2,263)	—	—
Total	$ 43,642,501	$ $213,387	$ 39,275,625	$ 401,814
Weighted average receivable interest rate	5.32%		4.13%	
Weighted average payable interest rate	(4.94%)		(4.17%)	

NOTE 19. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying and estimated fair value amounts of the Bank's financial instruments are summarized below:

	December 29, 2006		December 30, 2005	
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets				
Cash and due from banks and cash equivalents	$ 3,232,662	$ 3,232,662	$ 4,187,638	$ 4,187,638
Federal funds sold	—	—	25,000	25,000
Trading assets	1,760,324	1,760,324	1,039,829	1,039,829
Securities	23,288,311	23,288,311	13,025,147	13,025,147
Loans and leases held for sale	2,720,687	2,727,863	4,869,596	4,889,210
Loans and leases receivable, net	35,021,882	35,021,177	35,923,151	35,993,697
Accrued interest receivable	281,428	281,428	242,309	242,309
Investment in Federal Home Loan Bank	121,602	100,230	121,602	96,418
Receivable from Parent and affiliated companies	39,004	39,004	76,201	76,201
Net deferred income taxes	280,726	280,726	221,709	221,709
Cash delivered to collateralize derivative obligations	—	—	3,756	3,756
Derivative assets	101,342	101,342	189,319	189,319
Liabilities				
Money market deposit accounts	$ 52,943,527	$ 52,943,527	$ 51,555,101	$ 51,555,101

Time deposits	1,859,052	1,864,833	1,228,270	1,225,298
Federal funds purchased and securities sold under agreements to repurchase	4,778,833	4,778,833	400,000	400,000
Other borrowings	—	—	4,337	4,337
Payable to Parent and affiliated companies	292,938	292,938	416,282	416,282
Current income taxes payable	229,899	229,899	114,662	114,662
Subordinated debt	500,000	500,000	250,000	250,000
Derivative liabilities	50,108	50,108	9,919	9,919

Cash equivalents, federal funds sold, trading assets, securities, accrued interest receivable, receivable from Parent and affiliated companies, income tax receivable, cash delivered to collateralize derivative obligations, and derivative assets are carried at amounts that approximate fair value. Fair values for the Bank's securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The Bank's estimate of fair value for loans and leases held for sale and loans and leases receivable is determined based on loan characteristics. For certain homogeneous categories of loans, including residential mortgages and home equity loans, fair value is estimated using market price quotations or previously executed transactions for securities backed by similar loans, adjusted for credit risk and other individual loan characteristics. For all other loans, carrying value approximates fair value.

Investment in Federal Home Loan Bank stock is carried at historical cost. The stock can be redeemed only at the FHLB of Seattle who may require up to a five-year waiting period prior to redeeming the stock at par value. The fair value was estimated considering the present value of expected dividends over the stated waiting period.

Money market deposit accounts, federal funds purchased and securities sold under agreements to repurchase, other borrowings, payable to Parent and affiliated companies, income tax payable and derivative liabilities are carried at amounts which approximate fair value. Fair values for fixed-rate time deposits and long-term advances from the Federal Home Loan Bank are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and advances to a schedule of expected monthly maturities of these time deposits and advances.

Fair values for certain exchange-traded derivatives, principally futures and certain options, are based on quoted market prices. Fair values for OTC derivative financial instruments, principally forwards, options, and swaps, represent amounts estimated to be received from or paid to a third party in settlement of these instruments. These derivatives are valued using pricing models based on the net present value of estimated future cash flows and directly observed prices from exchange-traded derivatives, other OTC trades, or external pricing services.

MANAGEMENT'S REPORT ON INTERNAL CONTROLS AND COMPLIANCE

Merrill Lynch Bank USA
Administrative Offices
15 W. South Temple, Ste. 300
Salt Lake City, Utah 84101
(801) 526-8300
(800) 635-5281
Fax: (801) 521-6466
Fax: (801) 363-8611

February 26, 2007

To the Federal Deposit Insurance Corporation, Utah Department of Financial Institutions
and Audit Committee of Merrill Lynch Bank USA:

Financial Statements
The management of Merrill Lynch Bank USA (the "Bank") is responsible for the preparation, integrity and fair presentation of its published financial statements and all other information presented in this annual report. The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, as such, include amounts based on informed judgments and estimates made by management.

Internal Control
Management is responsible for establishing and maintaining effective internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both accounting principles generally accepted in the United States of America and the Federal Financial Institutions Examination Council *Instructions for Consolidated Reports of Condition*

and Income (the "Call Report Instructions"). The system of internal controls contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management assessed the institution's internal control over financial reporting, including safeguarding of assets, for financial presentations in conformity with both accounting principles generally accepted in the United States of America and Call Report Instructions, as of December 29, 2006. This assessment was based on criteria for effective internal control over financial reporting, including safeguarding of assets, described in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Bank maintained effective internal control over financial reporting, including safeguarding of assets, for financial presentation presented in conformity with both accounting principles generally accepted in the United States of America and Call Report Instructions, as of December 29, 2006.

Compliance With Laws and Regulations
Management is also responsible for ensuring compliance with the federal laws and regulations concerning loans to insiders and the federal and state laws and regulations concerning dividend restrictions, both of which are designated by the Federal Deposit Insurance Corporation ("FDIC") as safety and soundness laws and regulations.

Management assessed its compliance with the designated safety and soundness laws and regulations for the year ended December 29, 2006 and has maintained records of its determinations and assessments as required by the FDIC. Based on this assessment, management believes that the Bank has complied, in all material respects, with the designated safety and soundness laws and regulations for the year ended December 29, 2006.

Preston L. Jackson
President and Chief Executive Officer
Merrill Lynch Bank USA

Robert E. Wahlman
Chief Financial Officer
Merrill Lynch Bank USA

INDEPENDENT ACCOUNTANTS' REPORT

To the Audit Committee of Merrill Lynch Bank USA:

We have examined management's assertion, included in the accompanying "Management's Report," that Merrill Lynch Bank USA maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting principles generally accepted in the United States of America and the Federal Financial Institutions Examination Council *Instructions for Consolidated Reports of Condition and Income* (the "Call Report Instructions") as of December 29, 2006, based on the criteria established in *Internal Control – Integrated Framework* issued by the Committee of Sponsoring Organizations of the Treadway Commission (the "COSO Report"). Management is responsible for maintaining effective internal control over financial reporting. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over financial reporting, testing and evaluating the design and operating effectiveness of the internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that Merrill Lynch Bank USA maintained effective internal control over financial reporting, including safeguarding of assets, presented in conformity with both accounting principles generally accepted in the United States of

America and the Call Report Instructions as of December 29, 2006, is fairly stated, in all material respects, based on the criteria established in the COSO Report.

We have not examined and, accordingly, we do not express an opinion or any form of assurance on management's statement referring to compliance with laws and regulations.

Salt Lake City, Utah
February 26, 2007

Member of
Deloitte Touche Tohmatsu